Exhibit 10.1

DEBTOR-IN-POSSESSION

LOAN AND SECURITY AGREEMENT

by and between

GEMCAP LENDING I, LLC, as Lender

and

VALENCE TECHNOLOGY, INC., as Borrower

Dated:  September 13, 2012

DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT, dated as of September 13, 2012, by and between VALENCE TRECHNOLOGY, INC., a Delaware corporation and a debtor-in-possession with its principal place of business at 12303 Technology Boulevard, Suite 950, Austin, TX 78727 (“Borrower”) and GEMCAP LENDING I, LLC, a Delaware limited liability company with offices at 24955 Pacific Coast Highway, Suite A202, Malibu, CA 90265 (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, on July 12, 2012 (the “Petition Date”), the Borrower commenced a case under Chapter 11of Title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Texas, Austin Division, and the Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue its operations as a debtor-in-possession; and

WHEREAS, Borrower is unable to obtain credit or funds on any other terms; and

WHEREAS, Borrower has asked the Lender to make post-petition loans and advances to Borrower in the aggregate amount not to exceed $10,000,000 at any time outstanding, and

WHEREAS, Lender is willing to provide such financing, subject to the terms and conditions set forth herein, including that all of the Obligations hereunder and under the other Loan Documents constitute allowed superpriority administrative expense claims in the Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code and are secured by a first lien and a priming lien on substantially all of the Borrower’s personal property and interests in real estate pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, in each case as set forth herein and in the Financing Orders.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower mutually covenant, warrant and agree as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION AND CONSTRUCTION

Specific Terms Defined.  Capitalized terms used herein and not otherwise defined have the following meanings:

1.1           “Acceptable In-transit Inventory” means finished goods Inventory in transit (i) for which Borrower has delivered to Lender evidence of maritime or other in-transit insurance coverage naming Lender as additional insured and loss payee, bills of lading and other documents requested by Lender, all of the foregoing which must be acceptable to Lender in its sole discretion, and (ii) that is otherwise acceptable to Lender in its sole discretion.

1.2           “Account Debtor” or “account debtor” has the meaning ascribed to such term in the UCC.

1.3           “Accounts” or “accounts” means “accounts” as defined in the UCC, and, in addition, any and all obligations of any kind at any time due and/or owing to Borrower, whether now existing or hereafter arising, and all rights of Borrower to receive payment or any other consideration including, without limitation, invoices, contract rights, accounts receivable, general intangibles, choses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person, Governmental Authority or any other entity, all security therefor, and all of Borrower’s rights to receive payments for goods sold (whether delivered, undelivered, in transit or returned) or services rendered, which may be represented thereby, or with respect thereto, including, but not limited to, all rights as an unpaid vendor (including stoppage in transit, replevin or reclamation), and all additional amounts due from any Account Debtor, whether or not invoiced, together with all Proceeds and products of any and all of the foregoing.

1.4           “ACH” has the meaning set forth in Section 2.5 hereof.

1.5           “Advance” has the meaning as set forth in Section 1(c)(ii) of the Loan Agreement Schedule.

1.6           “Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any Subsidiary, or (b) any other Person who is a director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management or the policies of such Person, whether through the ownership of any voting securities, by contract or otherwise.

1.7           “Agreement” means this Loan and Security Agreement (including the Loan Agreement Schedule delivered herewith), all Exhibits annexed hereto and the Borrower’s Disclosure Schedule) as originally executed or, if amended, modified, supplemented, renewed or extended from time to time, as so amended, modified, supplemented, renewed or extended.

1.8           “Aggregate Loan Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans and (b) the Letter of Credit Exposure.

1.9           “Availability” means, as of any date of determination, the lesser of (i) the Borrowing Base (as set forth in the most recently delivered Borrowing Certificate), and (ii) Ten Million Dollars ($10,000,000).

1.10         “Balance Sheet” means the balance sheet of Borrower dated as of the Balance Sheet Date.

1.11         “Balance Sheet Date” means June 30, 2012.

1.12         “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

1.13         “Bankruptcy Court” means United States Bankruptcy Court for the Western District of Texas, Austin Division.

1.14         “Borrower” has the meaning set forth in the introductory paragraph hereof.

1.15         “Borrower’s Disclosure Schedule” means the disclosure schedule prepared by Borrower that is being delivered to Lender concurrently herewith.

1.16         “Borrower’s Premises” means the property (i) leased by the Borrower located at 12303 Technology Boulevard, Suite 950, Austin, Texas 78727, and (ii) located at 921 West Bethel Road, Coppell, Texas 75019 whereby Kuehne + Nagel, Inc., and the Borrower are parties to a certain Warehouse Agreement and Schedule of Charges.

1.17         “Borrowing Base” shall be calculated at any time as the sum of:  (A) the product obtained by multiplying the outstanding amount of all Eligible Accounts, net of all taxes, discounts, allowances and credits given or claimed, by eighty percent (80%); (B) provided title remains with the Borrower, the product obtained by multiplying the Cost of then-existing Eligible Inventory that is shipped by the Manufacturer directly to an Account Debtor in the United States which is either in transit in the United States or on the water, by sixty percent (60%); and (C) provided title remains with the Borrower, the product obtained by multiplying the Cost of then-existing Eligible Inventory that is shipped by the Manufacturer directly to the Borrower’s Premises which is either in transit in the United States or on the water, by fifty percent (50%).

1.18         “Borrowing Certificate” has the meaning as set forth in Section 1(c)(v) of the Loan Agreement Schedule.

1.19         “Budget” means the projections for each thirty (30) day period showing all projected cash disbursements (with reasonable identification of cash disbursements) for the Borrower delivered pursuant to Sections 6 and 7 to the Lender, with the first such budget covering the period commencing on the Closing Date and ending thirty (30) days thereafter.  Each Budget shall be approved by Lender before any Loans are made.

1.20         “Business” means the development, manufacturing and distribution of long-life lithium iron magnesium phosphate batteries.

1.21         “Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in the State of California are authorized or required to close under applicable banking laws.

1.22         “Capital Assets” means fixtures, machinery and equipment.

1.23         “Carve-Out” has the meaning specified in the Financing Orders which shall not exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

1.24         “Change of Control” has the meaning as set forth in Section 10.1 hereof.

1.25         “Chapter 11 Case” means the Chapter 11 case commenced by the Borrower on the Petition Date in the Bankruptcy Court.

1.26         “Chattel Paper” has the meaning ascribed to such term in the UCC.

1.27         “Closing Date” means the date the Interim Financing Order is entered by the Bankruptcy Court  (provided the Interim Financing Order is not subject to a stay pending appeal), and all conditions precedent set forth in Section 6 of this Agreement with respect to making the initial Loans and to this Agreement have been satisfied.

1.28         “Collateral” has the meaning as set forth in Section 5.1 hereof.

1.29         “Collections” means with respect to any Account, all cash collections on such Account.

1.30         “Collection Account” has the meaning set forth in Section 1(c)(vi) of the Loan Agreement Schedule.

1.31         “Collection Days” means a period equal to the greater of (i) two (2) Business Days after the deposit of Collections into the Collection Account, or (ii) such longer period as may be required by the financial institution with whom the Collection Account is maintained, in either event for which interest may be charged on the aggregate amount of such deposits at the Interest Rate or, if applicable, the Default Interest Rate.

1.32         “Commercial Tort Claims” has the meaning ascribed to such term in the UCC.

1.33         “Cost” means Lender’s verification of Borrower’s actual cost of Eligible Inventory.

1.34         “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of any State or other jurisdictions from time to time in effect.

1.35         “Default Interest Rate” has the meaning set forth in Section 3(b) of the Loan Agreement Schedule.

1.36         “Deposit Accounts” has the meaning ascribed to such term in the UCC.

1.37         “Document” or “document” has the meaning ascribed to such term in the UCC.

1.38         “Domain Name Assignment” means the Domain Name Assignment in the form of Exhibit 1.38 annexed hereto.

1.39         “Eligible Accounts” are Accounts created by Borrower which satisfy all of the following criteria:

(1)           such Accounts are created from, or arise in connection with, the sale of Eligible Inventory in the ordinary course of Borrower’s Business;

(2)           such Accounts are good and valid Accounts representing undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of Eligible Inventory sold by the Borrower, and collectible in accordance with their terms; such Eligible Inventory has been shipped to the Account Debtor; Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing shipment of Eligible Inventory; and the Eligible Inventory sold by Borrower giving rise to the Account shall have been accepted by the Account Debtor as evidenced by acceptance documentation duly executed by the Account Debtor and delivered to Lender, in form and substance satisfactory to Lender;

(3)           the amounts of the Accounts reported to Lender are the actual amounts absolutely owing to Borrower and do not arise from sales on consignment, guaranteed sales or other terms under which payment by the Account Debtors may be conditional or contingent;

(4)           the Account Debtor’s chief executive office or principal place of business is located in the United States;

(5)           such Accounts do not arise from progress billings, retainages or bill and hold sales;

(6)           there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto;

(7)           the Inventory giving rise thereto are not subject to any Liens except for the Liens of Lender, the Pre-Petition Lender and the Lien of Kuehne + Nagel, Inc., in respect of inventory located at 921 West Bethel Road, Coppell, Texas 75019, to the extent of $90,000;

(8)           such Accounts are free and clear of all Liens except for the Liens of Lender and the Pre-Petition Lender;

(9)           such Accounts are not Accounts with respect to which the Account Debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise;

(10)         unless otherwise agreed to by Lender in writing, such Accounts are not Accounts with respect to which the Account Debtor is a Governmental Authority;

(11)         Borrower has delivered to Lender or Lender’s representative such documents as Lender may have requested in connection with such Accounts and Lender shall have received a verification of such Accounts, satisfactory to it, if sent to the Account Debtor or any other obligor or any bailee;

(12)         there are no facts existing or threatened which might result in any material adverse change in the Account Debtor’s financial condition;

(13)         such Accounts are not owed by an Account Debtor with respect to which more than 10% of such Account Debtor’s Accounts have remained unpaid for more than ninety (90) days after the invoice terms thereof;

(14)         such Accounts have not remained unpaid for more than ninety (90) days after the invoice date thereof, provided, that, if all other items set forth in the definition of Eligible Accounts are satisfied, up to 10% of total outstanding Accounts may have an aging of up to 120 days following invoice, provided, further, that, such Accounts are not aged more than 60 days after the invoice date thereof;

(15)         such Accounts continue to be in full conformity with the representations and warranties made by Borrower to Lender with respect thereto;

(16)         Lender is, and continues to be, reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended;

(17)         such Accounts are not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of an account;

(18)         such Accounts are net of any returns, discounts, claims, credits and allowances;

(19)         Borrower is able to bring suit and enforce its remedies against the Account Debtor through judicial process;

(20)         such Accounts do not represent interest payments, late or finance charges owing to Borrower;

(21)         Accounts that satisfy the criteria set forth in the foregoing items (1) – (20), which are owed by any other single Account Debtor or its Affiliates to the extent that such Accounts, in the aggregate, constitute no more than thirty percent (30%) of all Eligible Accounts; and

(22)         such Accounts are otherwise satisfactory to Lender in its sole discretion.

1.40        “Eligible Inventory” shall mean Inventory consisting solely of finished goods inventory owned by Borrower, with the existence, possession (whether through a warehouse bailee or otherwise) and Cost thereof evidenced by documentation provided by Borrower in form and substance satisfactory to Lender, excluding any Inventory having any of the following characteristics:

(1)            Work-in-process or raw goods Inventory;

(2)            Inventory packaging materials, office supplies or cleaning supplies;

(3)           Inventory as to which Lender has not received a waiver in form and substance acceptable to Lender from the applicable landlord, warehouseman, filler, processor or packer in respect thereof;

(4)           Inventory not subject to a duly perfected first priority security interest in Lender's favor;

(5)           Inventory that is subject to any Lien in favor of any Person other than Lender that is not subordinate to Lender's first priority security interest on terms satisfactory to Lender in its sole discretion;

(6)           Inventory on consignment from any Person, on consignment to any Person or subject to any bailment;

(7)            In-transit Inventory, excluding Acceptable In-transit Inventory;

(8)           Inventory that is damaged, defective, tainted, slow-moving, obsolete or not currently saleable in the normal course of the Borrower's operations, or the amount of such Inventory that has been reduced by shrinkage;

(9)           Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(10)         Inventory manufactured or produced by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(11)         Inventory not covered by a casualty insurance policy reasonably acceptable to Lender and under which Lender has been named as a loss payee and additional insured;

(12)         Inventory with contra-account liability;

(13)         Inventory that is located at any warehouse or other premises other than (a) Borrower’s Premises, or (b) any other premises expressly approved by Lender in writing; and

(14)         Inventory otherwise deemed ineligible by Lender in its sole discretion.

1.41        “Environment” means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

1.42        “Environmental Law” or “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

1.43        “Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, and which arise from any environmental, health or safety conditions, or a Release or conditions that are reasonably likely to result in a Release, and result from the past, present or future operations of such Person or any of its Affiliates.

1.44        “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

1.45        “ERISA” means the Employee Retirement Income Security Act of 1974, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.46        “Equipment” means “equipment”, as such term is defined in the UCC, now owned or hereafter acquired by Borrower, wherever located,  including all equipment, machinery, furniture, Fixtures, computer equipment, telephone equipment, molds, tools, dies, partitions, tooling, transportation equipment, all other tangible assets used in connection with the manufacture, sale or lease of goods or rendition of services, and Borrower’s interests in any leased equipment, and all repairs, modifications, alterations, additions, controls and operating accessories thereof or thereto, and all substitutions and replacements therefor.

1.47        “Equity Interests” means, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, membership interests, units, participations or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC (or any successor thereto) under the 1934 Act).

1.48        “Event of Default” means the occurrence or existence of any event or condition described in Section 11 of this Agreement.

1.49        “Final Financing Order” means a final order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement, the other Loan Documents, confirming the Interim Financing Order, and authorizing on a final basis the incurrence by the Borrower of permanent post-petition secured and super-priority indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, which is in form and substance satisfactory to Lender in its sole discretion.

1.50        “Financial Statements” has the meaning as set forth in Section 8.9 hereof.

1.51        “Financing Orders” means each and both the Interim Financing Order and the Final Financing Order.

1.52        “Financing Statements” shall mean the Uniform Commercial Code UCC-1 Financing Statements to be filed with applicable Governmental Authorities of each State or Commonwealth or political subdivisions thereof pursuant to which Lender shall perfect its security interest in the Collateral.

1.53        “Fiscal Year” means that twelve (12) month period commencing on April 1 and ending on March 31.

1.54        “Fixtures” has the meaning ascribed to such term in the UCC.

1.55        “GAAP” means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis.  All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

1.56        “General Intangibles” has the meaning ascribed to such term in the UCC.

1.57        “Goods” has the meaning ascribed to such term in the UCC.

1.58        “Governmental Authority” or “Governmental Authorities” means any federal, state, county or municipal governmental agency, department, instrumentality, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.59        “Indebtedness” means, with respect to any Person, all of the obligations of such Person which, in accordance with GAAP, should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, with respect to Borrower, in any event and whether or not so classified:

(a)           all debt and similar monetary obligations of Borrower, whether direct or indirect;

(b)           all obligations of Borrower arising or incurred under or in respect of any guaranties (whether direct or indirect) by Borrower of the Indebtedness of any other Person; and

(c)           all obligations of Borrower arising or incurred under or in respect of any Lien upon or in any property owned by Borrower that secured Indebtedness of another Person, even though Borrower has not assumed or become liable for the payment of such Indebtedness.

1.60        “Intellectual Property” means all of the following intellectual property used in the conduct of the business of Borrower: (a) inventions, processes, techniques, discoveries, developments and related improvements, whether or not patentable; (b) United States patents, patent applications, divisionals, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, of any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) unregistered, United States registered or pending trademark, trade dress, service mark, service name, trade name, brand name, logo, domain name, or business symbol and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith; (d) work specifications, software (including object and source code listing) and artwork; (e) technical, scientific and other know-how and information, trade secrets, methods, processes, practices, formulas, designs, assembly procedures, specifications owned or used by Borrower; (f) copyrights; (g) work for hire; (h) customer and mailing lists; and (i) any and all rights of the Borrower to the names “Valence”, U-Charge”, or any derivations thereof, and Borrower’s entire customer list and database and all assets used or useful by Borrower in the conduct of its business over the internet or in any electronic medium, including any websites URL’s or domain names owned by Borrower.

1.61        “Instruments” has the meaning ascribed to such term in the UCC

1.62        “Interest Rate” has the meaning set forth in Section 3(a) of the Loan Agreement Schedule.

1.63        “Interim Advance Amount” shall mean an amount not to exceed Five Million Dollars ($5,000,000).

1.64        “Interim Financing Order” means that certain order entered by the Bankruptcy Court substantially in the form of Exhibit 1.64 attached hereto and otherwise in form and substance satisfactory to the Lender in its sole discretion.

1.65        “Inventory” means “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, wherever located, and, in any event, shall include, without limitation, all raw materials, work-in-process, finished and semi-finished Inventory including, without limitation, all materials, parts, components and supplies relating to the manufacture or assembly thereof, packaging and shipping supplies relating thereto, and all other inventory, merchandise, goods and other personal property now or hereafter owned by Borrower, which are held for sale, exchange or lease or are furnished or are to be furnished under a contract of service or an exchange arrangement or which constitute raw materials, work-in-process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods and the products of the foregoing, whatever form and wherever located; and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and all right, title and interest of Borrower therein and thereto.

1.66        “Investment Property” has the meaning ascribed to such term in the UCC.

1.67        “Landlord Waiver and Access Agreement” means the Landlord Waiver and Access Agreement in the form of Exhibit 1.67 annexed hereto.

1.68        “Lender” has the meaning set forth in the introductory paragraph hereof.

1.69        “Letter of Credit” has the meaning set forth in Section 1(d)(i) of the Loan Agreement Schedule.

1.70        “Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Letter of Credit Issuer may require as a condition to issuance of a Letter of Credit.

1.71        “Letter of Credit Exposure” means, at any given time, the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit and (b) all Reimbursement Obligations.

1.72        “Letter of Credit Issuer” means Wells Fargo Bank, National Association or other bank selected by Lender.

1.73        “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, including rights to payment or performance under a letter of credit, whether or not the beneficiary thereof has demanded or is entitled to demand payment or performance.

1.74        “Letter of Credit Sublimit” means, at any given time, the lesser of (a) the difference between Two Million Dollars ($2,000,000) and the aggregate amount of outstanding Letters of Credit, and (b) the amount of the then unused Availability.

1.75        “Lien” or “lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other, including, without limitation, liens imposed by any Governmental Authority or otherwise, charge or other encumbrance of any kind or nature whatsoever (including, without limitation, pursuant to any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing) on personal or real property or fixtures.

1.76        “Loans” shall mean the principal amount(s) advanced to, made available to, or paid for the benefit of, the Borrower as Revolving Loans, Letters of Credit or Reimbursement Obligations as set forth in this Agreement and the other Loan Documents.

1.77        “Loan Agreement Schedule” means the Loan Agreement Schedule dated of even date herewith, signed by Borrower(s) and delivered together with this Agreement, which Loan Agreement Schedule is incorporated herein by reference.

1.78        “Loan Documents” means this Agreement, the Loan Agreement Schedule, the Borrower’s Disclosure Schedule, the Note, the Subordination Agreement, the Landlord Waiver and Access Agreement, the Patent and Trademark Security Agreement, the Domain Name Assignment, the Letter of Credit Documents, the Stock Pledge Agreement, the Financing Orders and any and all other agreements, notes, documents, mortgages, financing statements, guaranties, intercreditor agreements, subordination agreements, certificates and instruments executed and/or delivered at any time by Borrower or any other Person to Lender pursuant to and in connection with the Loans and this Agreement, as the same may be amended, modified, supplemented, renewed or extended from time to time.

1.79        “Loan Prepayment Fee” has the meaning set forth in Section 4(b) of the Loan Agreement Schedule.

1.80        “Manufacturer” means Valence Energy-Tech (Suzhou) Co., Ltd., a Subsidiary of the Borrower.

1.81        “Material Adverse Effect” means a material adverse effect on (a) the Business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, (b) the ability of Borrower to perform its obligations under any Loan Document to which it is a party, (c) the value of the Collateral or the rights of Lender therein, (d) the validity or enforceability of any of the Loan Documents, (e) the rights and remedies of Lender under any of such Loan Documents, or (f) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith. All determinations of materiality shall be made by the Lender in its reasonable judgment, provided, however, the term “Material Adverse Effect” does not, and shall not be deemed to, include, (i) the filing of the Chapter 11 Case, and (ii) any delisting of the Borrower’s equity interests from NASDAQ.

1.82        “Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

1.83        “Maturity Date” means the earlier of (i) September 13, 2014, (ii) subject to the terms of Section 11.22 herein, the date on which the Bankruptcy Court confirms the Borrower’s plan of reorganization, and (ii) the date Lender may exercise any of its remedies pursuant to the terms hereof.

1.84        “Maximum Credit” means, subject to Availability, Ten Million Dollars ($10,000,000).

1.85        “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.86        “Note” means the Secured Promissory Note in the form of Exhibit 1.86 annexed hereto.

1.87        “Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender pursuant to the Loan Documents, including, without limitation, principal, interest, repurchase obligations, Reimbursement Obligations, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the Term or after the commencement of any case with respect to Borrower under the Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

1.88        “Organizational Documents” means, in the case of a corporation, its Articles of Incorporation, Certificate of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership and any partnership agreement; in the case of a limited partnership, its Articles of Limited Partnership and any partnership agreement; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; or alternatively, in each case, the legal equivalent thereof in the jurisdiction of its organization, together with all other formation or governing documents, schedules, exhibits, amendments, addendums, modifications, replacements, additions, or restatements of the foregoing, which are in effect.

1.89        “Overadvance” has the meaning as set forth in Section 1(c)(iv) of the Loan Agreement Schedule.

1.90        “Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement attached hereto as Exhibit 1.90.

1.91        “Payment Intangibles” has the meaning ascribed to such term in the UCC.

1.92        “Permitted Encumbrances” , means the following:  (a) Liens granted to Lender or its Affiliates; (b) purchase money security interests in favor of equipment vendors upon any Capital Assets set forth on Exhibit 1.92 annexed hereto (including, without limitation, capitalized or finance leases); provided, that, (i) no such purchase money security interest or other Lien (or capitalized or finance lease, as the case may be) with respect to specific future Capital Assets shall extend to or cover any other property, other than the specific Capital Assets so acquired, and the proceeds thereof, (ii) such mortgage, Lien or security interest secures only the cost or obligation to pay the purchase price of such specific Capital Assets only (or the obligations under the capitalized or finance lease), (iii) the principal amount secured thereby shall not exceed one hundred (100%) percent of the lesser of the cost or the fair market value (at the time of the acquisition of the Capital Assets) of the Capital Assets so acquired, and (iv) such purchase money security interest is preapproved in writing by Lender; (c) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP; (e) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, and which have no effect on the priority of Liens in favor of Lender or the value of the assets in which Lender has a Lien; (f) Liens of the Pre-Petition Lender; and (g) such other Liens as are set forth on Exhibit 1.92 annexed hereto and made a part hereof.

1.93        “Permitted Indebtedness” means the Indebtedness described in Exhibit 1.93 annexed hereto.

1.94        “Person” or “person” means, as applicable, any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.95        “Petition Date” has the meaning set forth in the Recitals.

1.96        “Pre-Petition Lender” means Berg & Berg Enterprises, LLC who provided financing to the Borrower prior to the Petition Date pursuant to the Pre-Petition Loan Documents.

1.97        “Pre-Petition Loan Documents” mean the loan and other documents between the Borrower and the Pre-Petition Lender prior to the Petition Date.

1.98        “Proceeds” has the meaning ascribed to such term in the UCC and shall also include, but not be limited to, (a) any and all proceeds of any and all insurance policies (including, without limitation, life insurance, casualty insurance, business interruption insurance and credit insurance), indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral or otherwise, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

1.99        “Promissory Note” has the meaning ascribed to such term in the UCC.

1.100      “Reimbursement Obligations” means the Borrower’s obligation, at any given time, to pay the Letter of Credit Issuer or Lender for costs, fees and amounts drawn under Letters of Credit.

1.101      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

1.102      “Reserves” means, as of any date of determination, such amounts as Lender  may from time to time establish and revise in good faith reducing the amount of the Revolving Loan Commitment:  (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may adversely affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, Business or prospects of Borrower, (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (iv) Borrower’s ability to perform its Obligations under the Loan Documents; or (b) the Carve-Out; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

1.103      “Responsible Officer” means either the Chief Executive Officer or the Acting Chief Financial Officer of Borrower.

1.104      “Revolving Loan Commitment” means, at any given time, the difference between (i) Availability and (ii) the sum of the Reserves plus outstanding Obligations plus the Letter of Credit Exposure.

1.105      “Revolving Loans” has the meaning as set forth in Section 1(c)(i) of the Loan Agreement Schedule.

1.106      “SEC” means the United States Securities and Exchange Commission.

1.107      “Securities” has the meaning ascribed to such term in the UCC.

1.108      “Software” has the meaning ascribed to such term in the UCC.

1.109      “Stock Pledge Agreement” means the pledge of all of Borrower’s right title and interest in and to the outstanding shares of capital stock of Valence Technology Cayman Islands, Inc., a Cayman Island corporation, and a wholly owned Subsidiary of Borrower.

1.110      “Subordination Agreement” means the Subordination Agreement executed by the Pre-Petition Lender in favor of Lender, in form and substance satisfactory to Lender, and acknowledged by the Borrower, pursuant to which the obligations of the Borrower to the Pre-Petition Lender and any Liens in favor of the Pre-Petition Lender in the Collateral securing the Subordinated Obligations are subordinated to the Obligations of the Borrower hereunder and Liens of the Lender in the Collateral, as such agreement may be amended, modified or supplemented from time to time.

1.111      “Subordinated Obligations” has the meaning set forth in the Subordination Agreement.

1.112      “Subsidiary” means, as to any Person, a corporation, limited liability company or other entity with respect to which more than fifty (50%) percent of the outstanding Equity Interests of each class having voting power is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person.  Each Subsidiary of Borrower and percentage ownership by Borrower of each such Subsidiary is set forth on Exhibit 1.112 annexed hereto.

1.113      “Tangible Chattel Paper” has the meaning ascribed to such term in the UCC.

1.114      “Tax” has the meaning set forth in Section 8.12(c).

1.115      “Tax Deduction” has the meaning set forth in Section 8.12(c).

1.116      “Term” has the meaning set forth in Section 4.1.

1.117      “UCC” means the Uniform Commercial Code as presently enacted in  California (or any successor legislation thereto), and as the same may be amended from time to time, and the state counterparts thereof as may be enacted in such states or jurisdictions where any of the Collateral is located or held.

1.118      Rules of Interpretation and Construction.  In this Agreement unless the context otherwise requires:

(a)           All terms used herein which are defined in the UCC  shall have the meanings given therein unless otherwise defined in this Agreement;

(b)           Sections mentioned by number only are the respective Sections of this Agreement as so numbered;

(c)           Words importing a particular gender shall mean and include the other gender and words importing the singular number mean and include the plural number and vice versa;

(d)           Words importing persons shall mean and include firms, associations, partnerships (including limited partnerships), societies, trusts, corporations, limited liability companies or other legal entities, including public or governmental bodies, as well as natural persons;

(e)           Each reference in this Agreement to a particular person shall be deemed to include a reference to such person's successors and permitted assigns;

(f)           Any headings preceding the texts of any Section of this Agreement, and any table of contents or marginal notes appended to copies hereof are intended, solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect;

(g)           If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions thereof;

(h)          The terms “herein”, “hereunder”, “hereby”, “hereto”, and any similar terms as used in this Agreement refer to this Agreement; the term “heretofore” means before the date of execution of this Agreement; and the term “hereafter” shall mean after the date of execution of this Agreement;

(i)           If any clause, provision or section of this Agreement shall be determined to be apparently contrary to or conflicting with any other clause, provision or section of this Agreement, then the clause, provision or section containing the more specific provisions shall control and govern with respect to such apparent conflict;

(j)           Unless otherwise specified, (i) all accounting terms used herein or in any Loan Document shall be interpreted in accordance with GAAP, (ii) all accounting determinations and computations hereunder or thereunder shall be made in accordance with GAAP and (iii) all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP;

(k)           An Event of Default that occurs shall exist or continue or be continuing unless such Event of Default is waived by Lender in accordance with the terms of this Agreement;

(l)            The word “and” when used from time to time herein shall mean “or” or “and/or” if such meaning is expansive of the rights or interests of Lender in the given context;

(m)          All references herein and in the other Loan Documents to times of day shall refer to Los Angeles, California time, unless otherwise specified to the contrary; and

(n)           No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or his or its counsel having, or being deemed to have, structured or drafted such provision.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1           Loans.  The terms and provisions of Section 1(c) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

2.2           Maximum Credit.  The Aggregate Loan Facility Outstanding Amount shall not exceed the amount of the Maximum Credit.

2.3           Use of Proceeds.  Borrower shall use the proceeds of Loans solely for the purposes set forth in Section 1(e) the Loan Agreement Schedule.

2.4           Repayment.  Borrower shall repay the Loans and other Obligations in accordance with this Agreement and the Note.

2.5           ACH.  In order to satisfy Borrower’s payment of amounts due under the Loans and all fees, expenses and charges with respect thereto that are due and payable under this Agreement or any other Loan Document, Borrower hereby irrevocably authorizes the Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system (“ACH”) to all deposit accounts maintained by Borrower, wherever located.  At the request of the Lender, Borrower shall complete, execute and deliver to the institution set forth below (with a copy to the Lender) any ACH agreement, voided check, information and/or direction letter reasonably necessary to so instruct Borrower’s depository institution.  Borrower (i) shall maintain in all respects this ACH arrangement; (ii) shall not change depository institutions without Lender’s prior written consent, and if consent is received, shall immediately execute similar ACH instruction(s), and (iii) waives any and all claims for loss or damage arising out of debits or credits to/from the depository institution, whether made properly or in error.  Borrower has so communicated with and instructed the institution(s) set forth in Section 1(f) of the Loan Agreement Schedule.

SECTION 3.  INTEREST, FEES AND CHARGES

3.1           Interest.  Interest on the Loans shall accrue as set forth in Sections 3(a) and 3(b) of the Loan Agreement Schedule.

3.2           Fees.  Borrower shall pay Lender, or Lender’s designee, the fees set forth in Section 3(c) of the Loan Agreement Schedule.  Such fees, other than the audit fees referenced therein, shall be deemed fully earned on the date hereof, shall be paid from Loan proceeds, and not be subject to rebate or proration for any reason.

3.3           Fees and Expenses.  Borrower shall pay, on Lender's demand, all costs, expenses, filing fees and taxes payable in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, defense and enforcement of the Loan Documents, Lender's rights in the Collateral, and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may now or hereafter be made or entered into in respect hereof, or in any way involving claims or defenses asserted by Lender or claims or defenses against Lender asserted by Borrower or any third party directly or indirectly arising out of or related to the relationship between Borrower and Lender, including, but not limited to the following, whether incurred before, during or after the Term or after the commencement of any case with respect to Borrower under the Bankruptcy Code or any similar or successor statute: (a) all costs and expenses of filing or recording (including UCC Financing Statement and mortgage filing fees); (b) all title insurance and other insurance premiums, appraisal fees, fees incurred in connection with any environmental report and audit, survey and search fees and charges; (c) all fees relating to the wire transfer of loan proceeds and other funds and fees for returned checks; and (d) all costs, fees and disbursements of counsel to Lender. If any fees, costs or charges payable to Lender hereunder are not paid when due, such amounts shall be added to the principal amount of the Revolving Loans and accrue interest at the Default Interest Rate until paid.

3.4           Savings Clause.  It is intended that the Interest Rate and the Default Interest Rate shall never exceed the maximum rate, if any, which may be legally charged in the State of California for loans made to corporations (the “Maximum Rate”).  If the provisions for interest contained in the Note would result in a rate higher than the Maximum Rate, the interest shall nevertheless be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the option of Lender, returned to the Borrower.

SECTION 4. TERM.

4.1           Term.  This Agreement shall continue until all Obligations shall have been indefeasibly paid in full (the “Term”).

4.2           Early Termination; Loan Prepayment Fees.

(a)           Lender shall have the right to terminate this Agreement at any time upon or after the occurrence of an Event of Default.

(b)           Borrower may prepay the Loans as set forth in Section 4 of the Loan Agreement Schedule.

(c)           Borrower shall prepay the Loan as set forth in Section 4(d) of the Loan Agreement Schedule.

SECTION 5. COLLATERAL; SUPERPRIORITY CLAIM.

5.1           Security Interests in Borrower’s Assets.  As collateral security for the payment and performance of the Obligations, Borrower hereby grants and conveys to Lender a first priority continuing security interest in and priming Lien (subject only to the Carve-Out), in accordance with Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, upon all now owned and hereafter acquired property and assets of Borrower and the Proceeds and products thereof (which property, assets and Proceeds, together with all other collateral security for the Obligations now or hereafter granted to or otherwise acquired by Lender, are referred to herein collectively as the “Collateral”), including, without limitation, all property of Borrower now or hereafter held or possessed by Lender, and including the following:

(a)           Accounts;

(b)           Chattel Paper;

(c)           Commercial Tort Claims;

(d)           Deposit Accounts;

(e)           Documents;

(f)            Electronic Chattel Paper;

(g)           Equipment;

(h)           Fixtures;

(i)             General Intangibles (including, without limitation the website domain names set forth on Section 8.21 to the Borrower’s Disclosure Schedule);

(j)            Goods;

(k)           Instruments;

(l)            Inventory;

(m)          Investment Property;

(n)           Letter-of-Credit Rights;

(o)           Payment Intangibles;

(p)           Promissory Notes;

(q)           Software;

(r)           Tangible Chattel Paper;

(s)           Securities (whether certificated or uncertificated);

(t)           warehouse receipts;

(u)            cash monies;

(v)            tax and duty refunds;

(w)           Intellectual Property;

(x)            All actions pursuant to Section 549 of the Bankruptcy Code;

(y)            All equity ownership of Borrower in and to Valence Technology Cayman Islands, Inc., a Cayman Islands corporation;

(z)           All present and future books and records relating to any of the above including, without limitation, all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to any of the foregoing maintained with or by any other Person); and

(aa)         Any and all products and Proceeds of the foregoing in any form including, without limitation, all insurance claims, warranty claims and proceeds and claims against third parties for loss or destruction of or damage to any or the foregoing.

5.2           Financing Statements.  Borrower hereby authorizes Lender to file Financing Statements with respect to the Collateral in form acceptable to Lender and its counsel, and hereby ratify any actions taken by Lender prior to the date hereof to file such Financing Statements.  Borrower shall, at all times, do, make, execute, deliver and record, register or file all Financing Statements and other instruments, acts, pledges, leasehold or other mortgages, amendments, modifications, assignments and transfers (or cause the same to be done), and will deliver to Lender such instruments and/or documentation evidencing items of Collateral, as may be requested by Lender to better secure or perfect Lender's security interest in the Collateral or any Lien with respect thereto.  Borrower acknowledges that it is not authorized to file any Financing Statement or amendment or termination statement with respect to any Financing Statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender.  In addition, Borrower hereby authorizes Lender to record the Liens in favor of the Lender in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and the taking of any actions required under the laws of jurisdictions outside the United States with respect to Intellectual Property included in the Collateral.

5.3           License Grant.  The terms of Section 5(b) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

5.4           Representations, Warranties and Covenants Concerning the Collateral.  Borrower covenants, represents and warrants (each of which such representations and warranties shall survive execution and delivery of this Agreement and shall be deemed repeated upon the making of each request for a Revolving Loan or a Letter of Credit and made as of the time of each and every Revolving Loan and each and every Letter of Credit hereunder) and covenants as follows:

(a)           (i) All of the Collateral owned by it is owned by it free and clear of all Liens (including any claim of infringement) except those in Lender’s favor and Permitted Encumbrances and (ii) none of the Collateral is subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b)           It shall not encumber, mortgage, pledge, assign or grant any Lien upon any Collateral or any other assets to anyone other than the Lender and except for Permitted Encumbrances.

(c)           The Liens granted pursuant to this Agreement, upon entry of the Interim Financing Order and if and when it becomes effective, the Final Financing Order, shall be sufficient and conclusive evidence of the validity, perfection and priorities of the Lender’s Lien upon the Collateral, without the necessity of the filing of Financing Statements in respect of Borrower in favor of the Lender or in the applicable filing office of the state of organization of Borrower, the recording of the Liens in favor of the Lender in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and the taking of any actions required under the laws of jurisdictions outside the United States with respect to Intellectual Property included in the Collateral which is created under such laws, provided, however, the Borrower shall execute  such instruments, assignments, mortgages or documents to perfect the Liens of the Lender in and to the Collateral and shall take such other action as may be reasonably required to perfect or to continue the perfection of Lender’s Liens upon the Collateral.

(d)           No security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances.

(e)           It shall not dispose of any of the Collateral whether by sale, lease or otherwise except for (i) the sale of Inventory in the ordinary course of business and (ii) the disposition or transfer in the ordinary course of business of Equipment if consented to in advance in writing by Lender, in Lender’s sole discretion, and then only to the extent that the proceeds of any such disposition are used to acquire replacement Equipment which is subject to the Lender’s security interest or are used to repay the Obligations, as determined by Lender.

(f)           It shall defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant the Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to the Lender, (ii) the prompt (but in no event later than three (3) Business Days following the Lender’s request therefor) delivery to the Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Securities owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification to third parties of the Lender’s interest in Collateral at the Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve its and/or the Lender’s interests in the Collateral.

(g)           It shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Lender of any Commercial Tort Claim acquired by it and, unless otherwise consented to by the Lender, it shall enter into a supplement to this Agreement granting to the Lender a Lien in such Commercial Tort Claim for the benefit of Lender.

(h)           It shall perform in a reasonable time all other steps requested by the Lender to create and maintain in the Lender’s favor a valid perfected first Lien in all Collateral.

(i)            It shall notify the Lender promptly, and in any event within three (3) Business Days after obtaining knowledge thereof (i) of any material delay in its performance of any of its obligations to any Account Debtor; (ii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iii) of any allowances, credits and/or monies granted by it to any Account Debtor; (iv) of all material adverse information relating to the financial condition of an Account Debtor; (v) of any material return of Goods; and (vi) of any loss, damage or destruction of any of the Collateral .

(j)            [INTENTIONALLY OMITTED]

(k)            Section 5.4(k) of the Borrower’s Disclosure Schedule lists all banks and other financial institutions at which it maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  Borrower shall not establish any depository or other bank account with any financial institution (other than the accounts set forth on Section 5.4(k) of the Borrower’s Disclosure Schedule) without providing Lender with written notification thereof and providing similar information related thereto.

(l)           On the date hereof, its exact legal name (as indicated in the public record of its jurisdiction of organization), jurisdiction of organization, organizational identification number, if any, from the jurisdiction of organization, and the location of its chief executive office and all other offices or locations out of which it conducts business or operations, are specified on Section 5.4(l) of the Borrower’s Disclosure Schedule.  It has furnished to the Lender its Organizational Documents and long-form good standing certificate as of a date which is within thirty (30) days of the date hereof.  It is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as otherwise indicated on Section 5.4(l) of the Borrower’s Disclosure Schedule, the jurisdiction of its organization of formation is required to maintain a public record showing it to have been organized or formed.  Except as specified on Section 5.4(l) of the Borrower’s Disclosure Schedule, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate or company structure in any way (e.g., by merger, consolidation, change in form or otherwise) within the last five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

(m)          Borrower shall maintain and keep all of its books and records concerning the Collateral at its executive offices listed in Section 5.4(l) of the Borrower’s Disclosure Schedule.

(n)           It will not, except  with Lender’s prior written consent and upon delivery to the Lender of all additional financing statements and other documents and legal opinions  requested by the Lender to maintain the validity, perfection and priority of the security interests provided for herein:  (i) change its jurisdiction of organization or the location of its chief executive office from that referred to in Section 5.4(l) of the Borrower’s Disclosure Schedule; or (ii) change its name, identity or organizational structure.

(o)           Except pursuant to the terms hereof, none of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent to Borrower’s doing of the same.

(p)           (i) All Accounts represent complete bona fide transactions which require no further act under any circumstances on its part to make such Accounts payable by the Account Debtors, (ii) except as set forth in Section 5.4(p) of the Borrower’s Disclosure Schedule, no Account is subject to any present, future contingent offsets or counterclaims, and (iii) no Account represents bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of the applicable Borrower.  It has not made within the previous twelve (12) months, nor will it make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by it in the ordinary course of its business consistent with historical practice and as previously disclosed to the Lender in writing.

(q)           The additional representations, warranties and covenants set forth in Section 5(c) of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

5.5           Superpriority Administrative Expense Claim; Lien Priority.  Subject to the Carve-Out, the Obligations of the Borrower to Lender under the Loan Documents shall constitute, in accordance with Section 364(c)(1) of the Bankruptcy Code., a supepriority administrative expense claim against the Borrower and its estate having priority over any and all administrative expense claims, other secured claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, arising or ordered under, Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1114 or otherwise of the Bankruptcy Code.  In addition, Lender’s superpriority claim shall be (i) senior and superior to any other claim, including any other superpriority administrative expense claim of any kind or nature against the Borrower and its estate, and (ii) secured by first priority and priming Liens pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code.

SECTION 6. CONDITIONS TO INITIAL LOANS.

The obligation of Lender to make the initial Loans up to the Interim Advance Amount shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the following conditions precedent:

6.1           Loan Documents; Interim Financing Order; Budget.  Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by Borrower and the other parties thereto and shall be in full force and effect as of the date hereof.  The Interim Financing Order shall have been entered by the Bankruptcy Court not later than September 21, 2012, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated.  On or before the Closing Date, the Lender shall have received and approved the initial Budget, with such modifications (if any) as are agreed to by Borrower and Lender.

6.2           Representations and Warranties.  Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement and in other Loan Documents shall be true and correct in all material respects as of the date hereof, provided that any such representation or warranty that is qualified by materiality shall be true and correct in all respects as of the date hereof, and Lender shall have received a certification from a Responsible Officer of Borrower with respect to the foregoing in form and substance satisfactory to Lender.

6.3           Certified Copies of Formation Documents.  Lender shall have received from Borrower, certified by a duly authorized officer to be true and complete on and as of a date which is not more than five (5) Business Days prior to the Closing Date, a copy of each of the Organizational Documents of Borrower in effect on such date of certification.

6.4           Proof of Action.  Lender shall have received from Borrower a copy, certified by a duly authorized officer to be true and complete on and as of the date which is not more than five (5) Business Days prior to the Closing, of the records of all corporate or limited liability company action taken by Borrower to authorize (a) its execution and delivery of each of the Loan Documents to which it is or is to become a party as contemplated or required by this Agreement, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the incurring of the Obligations contemplated by this Agreement.

6.5           [INTENTIONALLY OMITTED]

6.6           Collateral.  Lender shall have obtained a first priority, perfected security interest in the Collateral of Borrower.

6.7           Insurance.  Lender shall have received evidence of insurance, additional insured and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as additional insured and loss payee.

6.8           Validity of Collateral Representation.  Lender shall have received a statement by the appropriate officers of Borrower which shall represent and certify the validity of the Collateral.

6.9           ACH Agreement.  Lender shall have received from Borrower an agreement executed by Borrower which irrevocably authorizes Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system to all deposit accounts maintained by Borrower, wherever located.

6.10         IRS Form 4506.  Lender shall have received from Borrower an executed Form 4506 to be submitted to the Internal Revenue Service which shall grant Lender access to Borrower’s tax returns.

6.11         IRS Form W-9.  Lender shall have received from Borrower an executed Form W-9 to be submitted to the Internal Revenue Service which shall allow Lender to verify Borrower’s tax identification number(s).

6.12         Pay Proceeds Letter.  Borrower shall have delivered to Lender a pay proceeds letter with respect to the disbursement of the proceeds of the initial Loans in form and substance satisfactory to Lender, which letter shall provide for, among other things, the payment or reimbursement of all costs and expenses incurred by Lender in connection with this Agreement and the other Loan Documents.

6.13         No Event of Default.  No event shall have occurred on or prior to the date of each initial Loan by Lender hereunder and be continuing on the date of each such initial Loan by Lender hereunder, and no condition shall exist on the date of each Loan by Lender hereunder, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any other Loan Document; and, Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.

6.14         Additional Deliveries.  Borrower shall have delivered to Lender such other documents and instruments reasonably requested by Lender, including, without limitation, the documents set forth on Section 6 of the Loan Agreement Schedule.

SECTION 7. CONDITIONS TO MAKING ADDITIONAL LOANS.

The obligations of Lender to make additional Loans hereunder after the initial Loans described in Section 6 above shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the conditions set forth in Section 6 and, in addition, the following conditions precedent:

7.1           Final Financing Order.  The Final Financing Order shall have been entered by the Bankruptcy Court not later than October 15, 2012, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated.

7.2           Subsequent Budgets.   The Lender shall have received and approved each and every Budget subsequent to the initial Budget described in Section 6.1 above, with such modifications (if any) as are agreed to by Borrower and Lender.

7.3           Material Adverse Effect.  No Material Adverse Effect has occurred other than the filing of the Chapter 11 Case.

7.4           Applications and Compliance.  The application for such Loans shall have been made by Borrower to Lender in accordance with the applicable provisions of this Agreement and in compliance with all provisions of this Agreement.

7.5           Representations and Warranties.  Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement or in other Loan Documents shall have been true and correct in all material respects when made (provided that any such representation or warranty that is qualified as to materiality shall be true and correct in all respects), shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of each Loan by Lender hereunder and shall be true and correct in all respects on and as of each such date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely  to a date prior to the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer of Borrower with respect to the foregoing in form and substance satisfactory to Lender.

7.6           Performance, etc.  Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and in any other Loan Documents on the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.  No event shall have occurred on or prior to the date of each Loan by Lender hereunder and be continuing on the date of each Loan by Lender hereunder, and no condition shall exist on the date of each Loan by Lender hereunder, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any other Loan Document; and, Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender, knowing and intending that Lender shall rely thereon in making the Loans contemplated hereby (each of which representations and warranties shall be continuing unless expressly made in relation only to a specific date), that:

8.1           Existence:

(a)           Borrower (i) is a corporation organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation or limited liability company, (iii) has all requisite corporate or limited liability company power and authority and full legal right to own or to hold under lease its properties and to carry on the business as presently engaged and (iv) Borrower has been issued all required federal, state and local licenses, certificates or permits necessary, required or appropriate to the operation of its business.

(b)           Borrower has corporate or limited liability company power and authority and has full legal rights to enter into each of the Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of such documents.

8.2           No Violation, etc.  The execution and delivery by Borrower of the Loan Documents to which Borrower is a party, the performance by Borrower of all of its agreements and obligations under each of such documents, and the incurring by Borrower of all of the Obligations contemplated by this Agreement, have been duly authorized by all necessary corporate or limited liability company actions on the part of Borrower and, if required, its shareholders, and do not and will not (a) contravene any provision of Borrower’s Organizational Documents or this Agreement (each as from time to time in effect), (b) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any Lien upon any of the property of Borrower under, any agreement, mortgage or other instrument to which Borrower is or may become a party, (c) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment or any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such entity), (d) other than waivers required from Borrower’s landlords, require any waivers, consents or approvals by any  third party, including any creditors or trustees for creditors of Borrower, or (e) require any approval, consent, order, authorization, or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority.

8.3           Binding Effect of Documents, etc.  Borrower has duly executed and delivered each of the Loan Documents to which Borrower is a party, and each of the Loan Documents is valid, binding and in full force and effect. The agreements and obligations of Borrower as contained in each of the Loan Documents constitute, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject, as to the enforcement of remedies only, to limitations imposed by federal and state laws regarding bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally, and by general principles of law and equity.

8.4           No Events of Default.

(a)           No Event of Default has occurred and is continuing and no event has occurred and is continuing and no condition exists that would, with notice or the lapse of time, or both, constitute an Event of Default.

(b)           Borrower is not in default under any Material Contract to which Borrower is a party or by which Borrower or any property of Borrower is bound, other than defaults resulting from the filing of the Chapter 11 Case.

(c)           Borrower’s execution, delivery and performance of and compliance with this Agreement and the other Loan Documents  will not, with or without the passage of time or giving of notice, result in any material violation of law, or be in conflict with or constitute a default under any term or provision, or result in the creation of any Lien upon any of Borrower’s  properties or assets or the suspension, revocation, impairment, forfeiture or nonrenewal, of any permit, license, authorization or approval applicable to Borrower, or any of its businesses or operations or any of its assets or properties.

8.5           No Governmental Consent Necessary.  No consent or approval of, giving of notice to, registration with or taking of any other action in respect of, any Governmental Authority is required with respect to the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, other than approval by the Bankruptcy Court.

8.6           No Proceedings.  Except for the Chapter 11 Case and set forth in Section 8.6 of the Borrower’s Disclosure Schedule, there are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower in any court or before any Governmental Authority.

8.7           No Violations of Laws; Licenses and Permits.  Borrower has conducted, and is conducting, its Business, so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations.  Neither Borrower nor any officer, director, manager, member or shareholder of Borrower is charged with, or so far as is known by Borrower, is under investigation with respect to, any violation of any such statutes, regulations or orders, which could have a Material Adverse Effect. Borrower has been issued all required federal, state and local licenses, certificates or permits required for the operation of its business.

8.8           Use of Proceeds of the Loans.  Proceeds from the Loans shall be used only for those purposes set forth in this Agreement and pursuant to the Budget.  No part of the proceeds of the Loans shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing or carrying or trading in any stock under such circumstances as to involve Borrower in a violation of any statute or regulation.  In particular, without limitation of the foregoing, no part of the proceeds from the Loans is intended to be used to acquire any publicly-held stock of any kind.

8.9           Financial Statements; Indebtedness.

(a)           The balance sheet of Borrower as of March 31, 2012, and the related statement of operations, stockholders’ equity and cash flows (together with the related notes) for the year ended March 31, 2012, and the balance sheet of Borrower as of June 30, 2012 and the related statement of operations, stockholders’ equity and cash flows (together with the related notes) for the three (3) month period ended June 30, 2012 (collectively, the “Financial Statements”) fairly present, as of the date thereof, the financial position of Borrower, and the results of its operations, cash flows and stockholders’ equity in all material aspects.

(b)           Except as shown on the most recent Financial Statements, (i)  Borrower has no Indebtedness as of the date hereof which would adversely affect the financial condition of  Borrower or the Collateral, and (ii) Borrower has no liabilities, contingent or otherwise, except those which, individually or in the aggregate, are not material to the financial condition or operating  results of Borrower.

8.10        Changes in Financial Condition.  Since the Balance Sheet Date, Borrower has not (i) had capital expenditures outside of the ordinary course of business, (ii) engaged in any transaction with any Affiliate outside the ordinary course of business, or (iii) engaged in any other transaction outside of the ordinary course of business.

8.11        Equipment.  Borrower shall keep its Equipment in good order and repair, and in running and marketable condition, ordinary wear and tear excepted.

8.12        Taxes and Assessments.

(a)           Borrower has paid and discharged when due all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such taxes, assessment and other charges have become due.  Except as set forth in Section 8.12(a) of the Borrower’s Disclosure Schedule, Borrower has filed all tax returns, federal, state and local, and all related information, required to be filed by it.

(b)           Borrower shall make all payments to be made by it hereunder without any Tax Deduction (as defined below), unless a Tax Deduction is required by law. If Borrower is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify Lender.  If a Tax Deduction is required by law to be made by Borrower, the amount of the payment due from Borrower shall be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If Borrower is required to make a Tax Deduction, Borrower shall make the minimum Tax Deduction allowed by law and shall make any payment required in connection with that Tax Deduction within the time allowed by law. Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, Borrower shall deliver to Lender evidence satisfactory to Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(c)           “Tax Deduction” means a deduction or withholding for or on account of a Tax from a payment under a Loan Document. “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any income, franchise, stamp, documentary, excise or property tax, charge or levy (in each case, including any related penalty or interest).

8.13        ERISA.  Borrower is in compliance in all material respects with the applicable provisions of ERISA and all regulations issued thereunder by the United States Treasury Department, the Department of Labor and the Pension Benefit Guaranty Corporation.

8.14        Environmental Matters.

(a)           Borrower has duly complied with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all respects with, the provisions of all Environmental Laws.

(b)           Borrower has been issued all required federal, state and local licenses, certificates or permits required under Environmental Laws for the operation of its business.

8.15        United States Anti-Terrorism Laws; Holding Company Status.

(a)           In this Section 8.15:

“Anti-Terrorism Law” means each of:  (i) Executive Order No. 13224 of September 23, 2001  Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”); (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); (iii) the Money Laundering Control Act of 1986, Public Law 99-570; and (iv) any similar law enacted in the United States of America subsequent to December 31, 2004.

“holding company” has the meaning given to it in the United States Public Utility Holding Company Act of 1935, and any successor legislation and rules and regulations promulgated thereunder.

“investment company” has the meaning given to it in the United States Investment Company Act of 1940.

“public utility” has the meaning given to it in the United States Federal Power Act of 1920.

“Restricted Party” means any person listed: (i) in the Annex to the Executive Order; (ii) on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or (iii) in any successor list to either of the foregoing.

(b)           Borrower is not (i) a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935; (ii) a public utility or subject to regulation under the United States Federal Power Act of 1920; (iii) required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or (iv) subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)           To the best of Borrower’s knowledge, Borrower (i) is not, and is not controlled by, a Restricted Party; (ii) has not received funds or other property from a Restricted Party; and (iii) is not in breach of and is not the subject of any action or investigation under any Anti-Terrorism Law.

(d)           Borrower has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

8.16        Customers and Vendors.  Except as set forth in Section 8.16 of the Borrower’s Disclosure Schedule, there are no disputes with any customers, suppliers, manufacturers, vendors and independent contractors of Borrower in excess of $5,000 in the aggregate with any such party.

8.17        Representations, Warranties and Covenants Concerning the Collateral.  The representations and warranties of Borrower set forth in Section 5.4 hereof are incorporated in this Section 8.17 by reference.

8.18        Books and Records.  Borrower maintains its chief executive office and its books and records related to its Accounts, Inventory and all other Collateral at its address set forth in Section 5.4(l) of Borrower’s Disclosure Schedule.

8.19        [INTENTIONALLY DELETED]

8.20        Changes. Since the Balance Sheet Date, except as disclosed in Section 8.20 of Borrower’s Disclosure Schedule, with respect to Borrower, there has not been:

(a)           any change in its business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)          any resignation or termination of any of its officers, key employees or groups of employees;

(c)          any change, except in the ordinary course of business, in its contingent obligations by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)          any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)           any waiver by it of a valuable right or of a material debt owed to it;

(f)           any direct or indirect  loans made by it to any of its stockholders, managers, employees, officers or directors, other than advances made in the ordinary course of business;

(g)          any material change in any compensation arrangement or agreement with any employee, manager, officer, director or equity holder;

(h)          any declaration or payment of any dividend or other distribution of its assets;

(i)           any labor organization activity related to it;

(j)           any debt, obligation or liability incurred, assumed or guaranteed by it, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k)           any sale, assignment, transfer, abandonment or other disposition of any Collateral other than Inventory in the ordinary course of business;

(l)           any change in any Material Contract to which it is a party or by which it is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)          any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n)           any arrangement or commitment by it to do any of the acts described in subsection (a) through (m) of this Section 8.20.

8.21        Intellectual Property.

(a)           Except for Permitted Encumbrances, (1) Borrower holds all Intellectual Property that it owns free and clear of all Liens and restrictions on use or transfer, whether or not recorded, and has sole title to and ownership of or has the full, exclusive (subject to the rights of its licensees) right to use in its field of business such Intellectual Property; and Borrower holds all Intellectual Property that it uses but does not own under valid licenses or sub-licenses from others; (2) the use of the Intellectual Property by Borrower does not, to the knowledge of Borrower, violate or infringe on the rights of any other Person; (3) Borrower has  not received any notice of any conflict between the asserted rights of others and Borrower with respect to any Intellectual Property; (4) Borrower has used its commercially reasonable best efforts to protect its rights in and to all Intellectual Property; (5) Borrower is in compliance with all material terms and conditions of its agreements relating to the Intellectual Property; (6) Borrower is not, and since the Balance Sheet Date has not been, a defendant in any action, suit, investigation or proceeding relating to infringement or misappropriation by Borrower of any Intellectual Property nor has Borrower been notified of any alleged claim of infringement or misappropriation by Borrower of any Intellectual Property; (7) to the knowledge of Borrower, none of the products or services Borrower is researching, developing, proposes to research and develop, make, have made, use, or sell, infringes or misappropriates any Intellectual Property right of any third party; (8) none of the trademarks and service marks used by Borrower, to the knowledge of Borrower, infringes the trademark or service mark rights of any third party; and (9) to Borrower’s knowledge, none of the material processes and formulae, research and development results and other know-how relating to Borrower's business, the value of which to Borrower is contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person other than Persons bound by written confidentiality agreements.

(b)           Section 8.21 of Borrower’s Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property owned or claimed by Borrower, together with any and all registration or application numbers for any Intellectual Property filed or issued by any Intellectual Property registry (and in the case of any and all domain names registered by or on behalf of Borrower, the name of the registrar(s) thereof) and (ii) all Intellectual Property licenses which are either material to the business of Borrower or relate to any material portion of Borrower’s Inventory, including licenses for standard software having a replacement value of more than $10,000.  None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to Borrower. Borrower shall update such Section 8.21 of the Borrower’s Disclosure Schedule upon each new claim, use, registration or application of or for Intellectual Property by Borrower, and upon Borrower becoming the licensee under any license described in the foregoing clause (b)(ii).

8.22        Employees.  Borrower has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to Borrower’s knowledge, threatened with respect to Borrower.  Except as set forth in Section 8.22 of the Borrower’s Disclosure Schedule, Borrower is not a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To Borrower’s knowledge, no employee of Borrower, nor any consultant with whom Borrower has contracted, is in violation of any material term of any employment contract or any other contract relating to the right of any such individual to be employed by, or to contract with, Borrower or to receive any benefits; and, to  Borrower’s knowledge, the continued employment by Borrower of its present employees, and the performance of Borrower’s contracts with its independent contractors, will not result in any such violation.  Except for employees who have a current effective employment agreement with Borrower, as set forth in Section 8.22 of the Borrower’s Disclosure Schedule, no employee of Borrower has been granted the right to continued employment by Borrower or to any material compensation following termination of employment with Borrower.  Borrower is not aware that any officer, director, manager, partner, key employee or group of employees intends to terminate his, her or their employment with Borrower, nor does Borrower have a present intention to terminate any of the same.

8.23        Tax Status.  Borrower (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which it has set aside on its books a provision in the amount of such taxes being contested in good faith and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes payable by Borrower claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

8.24        Representations and Warranties; True, Accurate and Complete.  None of the representations, certificates, reports, warranties or statements now or hereafter made or delivered to Lender pursuant hereto or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

8.25        Fees; Brokers; Finders.  There are no fees, commissions or other compensation due to any third party acting on behalf of or at the direction of Borrower in connection with the Loan Documents, except as set forth on Section 8.25 of the Borrower’s Disclosure Schedule.  All negotiations relative to the Loan Documents, and the transactions contemplated thereby, have been carried on by the Borrower with the Lender without the intervention of any other person or entity acting on behalf of the Borrower, and in such manner as not to give rise to any claim against the Borrower or the Lender for any finder's fee, brokerage commission or like payment due to any third party acting on behalf of or at the direction of Borrower, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Borrower and the Borrower shall pay, and indemnify the Lender for, the same.

8.26        Budget.  Each Budget delivered to Lender shall have been prepared by Borrower on a reasonable basis and in good faith, and shall have been based on assumptions believed by Borrower to be reasonable at the time made and upon the best information then reasonably available to Borrower, and Borrower shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect.

8.27        Administrative Priority; Lien Priority.  The Obligations of Borrower to Lender under the Loan Documents at all times shall constitute allowed superpriority administrative expense claims against the Borrower and its estate in the Chapter 11 Case estate having priority over any and all administrative expense claims, other secured claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, arising or ordered under, Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1114 or otherwise of the Bankruptcy Code.  In addition, Lender’s superpriority claim shall be (i) senior and superior to any other claim, including any other superpriority administrative expense claim of any kind or nature against the Borrower and its estate, and (ii) secured by first priority priming Liens pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code.

8.28        Financing Orders.  On the Closing Date, the Interim Financing Order is, and upon entry of the Final Financing Order, the Final Financing Order shall be, in full force and effect and have not been reversed, vacated, modified, amended, subject to a stay or a pending appeal, or stayed, or stayed.

8.29        Chapter 11 Case.  The Chapter 11 case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and has not been dismissed as of the date of this Agreement.  The motion for approval of this Agreement was proper and sufficient pursuant to the Bankruptcy Code, the Bankruptcy Rules and the rules and procedures of the Bankruptcy Court.

SECTION 9. AFFIRMATIVE COVENANTS.

Until the indefeasible payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

9.1           Notify Lender.  Borrower shall promptly, and in any event within three (3) Business Days of any determining of the following,  inform Lender (a) if any one or more of the representations and warranties made by Borrower in this Agreement or in any document related hereto shall no longer be entirely true, accurate and complete in any respect, (b) of all material adverse information relating to the financial condition of Borrower; (c) of any material return of Inventory; (d) of any loss, damage or destruction of any of the Collateral; (e) the occurrence of an Event of Default or a Material Adverse Effect; and (f) of any other events or occurrences set forth in Section 7(a) of the Loan Agreement Schedule.

9.2           Change in Ownership, Directors, Managers or Officers.  Borrower shall promptly notify Lender of any changes in Borrower’s managers, directors and/or officers and in the ownership of Borrower.

9.3           Pay Taxes and Liabilities; Comply with Agreement.  Borrower shall promptly pay, when due, or otherwise discharge, all Indebtedness, sums and liabilities of any kind now or hereafter owing by Borrower to its employees as wages or salaries or to Lender and Governmental Authorities however created, incurred, evidenced, acquired, arising or payable, including, without limitation, the Obligations, income taxes, excise taxes, sales and use taxes, license fees, and all other taxes with respect to any of the Collateral, or any wages or salaries paid by Borrower or otherwise, unless the validity of which are being contested in good faith by Borrower by appropriate proceedings, provided that Borrower shall have maintained reasonably adequate reserves and accrued the estimated liability on Borrower’s balance sheet for the payment of same.

9.4           Observe Covenants, etc.  Borrower shall observe, perform and comply with the covenants, terms and conditions of this Agreement and the other Loan Documents.

9.5           Maintain Corporate Existence and Qualifications.  Borrower shall maintain and preserve in full force and effect, its corporate existence and rights, franchises, licenses and qualifications necessary to continue its business, and comply with all applicable statutes, rules and regulations pertaining to the operation, conduct and maintenance of its existence and business including, without limitation, all federal, state and local laws relating to benefit plans, environmental safety, or health matters, and hazardous or liquid waste or chemicals or other liquids (including use, sale, transport and disposal thereof).

9.6           Financial Reports and Other Information.  Borrower shall deliver or cause to be delivered to Lender:

(a)           Reports.   The financial reports and other information set forth on Section 7(b) of the Loan Agreement Schedule, on the dates set forth therein.  The Borrower shall further comply with all its covenants set forth therein.

(b)           Notice of Litigation, Judgments, Environmental, Health or Safety Complaints.

(i)           Immediately after commencement thereof, notice in writing of all litigation and of all proceedings before any Governmental Authority affecting the Borrower or any of its assets;

(ii)          Within three (3) Business Days thereafter, written notice to Lender of the entry of any judgment or the institution of any lawsuit or of other legal or equitable proceedings or the assertion of any crossclaim or counterclaim seeking monetary damages from Borrower in an amount exceeding $25,000; and

(iii)         Within three (3) Business Days thereafter, notice or copies if written of all claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from a governmental body or private person or entity, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter, which adversely affect Borrower.  Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

(c)           Other Information.  Upon demand,

(i)           Certificates of insurance for all policies of insurance to be maintained by Borrower pursuant hereto;

(ii)          All information received by Borrower affecting the financial status or condition of any Account Debtor or the payment of any Account, including but not limited to, invoices, original orders, shipping and delivery receipts; and

(iii)         An estoppel certificate executed by an authorized officer of Borrower indicating that there then exists no Event of Default and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

(d)           Additional Information.  From time to time, such other information as Lender may reasonably request, including financial projections and cash flow analysis.

9.7           Comply with Laws.  Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, compliance with which is necessary to maintain its corporate existence or the conduct of its business or non-compliance with which would adversely affect in any respect its ability to perform its obligations or any security given to secure its obligations.

9.8           Insurance Required.

(a)           Borrower shall cause to be maintained, in full force and effect on all property of Borrower including, without limitation, all Inventory and Equipment, insurance in such amounts against such risks as is reasonably satisfactory to Lender, including, but without limitation, business interruption, liability, fire, boiler, theft, burglary, pilferage, vandalism, malicious mischief, loss in transit, and hazard insurance and, if as of the date hereof, any of the leased real property of Borrower is in an area that has been identified by the Secretary of Housing and Urban Development as having special flood or mudslide hazards, and on which the sale of flood insurance has been made available under the National Flood Insurance Act of 1968, then Borrower shall maintain flood insurance.  Said policy or policies shall:

(i)           Be in a form and with insurers which are satisfactory to Lender;

(ii)          Be for such risks, and for such insured values as Lender or its assigns may reasonably require in order to replace the property in the event of actual or constructive total loss;

(iii)         Designate Lender as additional insured and loss payee as Lender’s interest may from time to time appear;

(iv)          Contain a “breach of warranty clause” whereby the insurer agrees that a breach of the insuring conditions or any negligence by Borrower or any other person shall not invalidate the insurance as to Lender and its assignee;

(v)          Provide that they may not be canceled or altered without thirty (30) days prior written notice to Lender; and

(vi)         Upon demand, be delivered to Lender.

(b)           Borrower shall obtain such additional insurance as Lender may reasonably require.

(c)           Borrower shall, in the event of loss or damage, forthwith notify Lender and file proofs of loss with the appropriate insurer.  Borrower hereby authorizes Lender to endorse any checks or drafts constituting insurance proceeds.

(d)           Borrower shall forthwith upon receipt of insurance proceeds endorse and deliver the same to Lender.

(e)           In no event shall Lender be required either to (i) ascertain the existence of or examine any insurance policy or (ii) advise Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

9.9           Condition of Collateral; No Liens.  Borrower shall maintain all Collateral in good condition and repair at all times, and preserve it against any loss, damage, or destruction of any nature whatsoever relating to said Collateral or its use, and keep said Collateral free and clear of any Liens, except for the Permitted Encumbrances, and shall not permit Collateral to become a fixture to real estate or accessions to other personal property.

9.10         Payment of Proceeds.  Borrower shall forthwith upon receipt of all proceeds of Collateral, pay such proceeds (insurance or otherwise) up to the amount of the then-outstanding Obligations over to Lender for application against the Obligations in such order and manner as Lender may elect.

9.11         Records.  Borrower shall at all times keep accurate and complete records of its operations, of the Collateral and the status of each Account, which records shall be maintained at its executive offices as set forth on Section 5.4(l) of Borrower’s Disclosure Schedule.

9.12         Delivery of Documents.  If any proceeds of Accounts shall include, or any of the Accounts shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, then Borrower waives protest regardless of the form of the endorsement.  If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower’s behalf.

9.13         United States Contracts.  Section 7(c) of the Loan Agreement Schedule is hereby incorporated by reference and made a part hereof.

9.14         Name Changes; Location Changes.

(a)           Borrower shall promptly notify Lender if Borrower is known by or conducting business under any names other than those set forth in this Agreement.

(b)           Borrower shall deliver not less than twenty (20) Business Days prior written notice to Lender if Borrower intends to conduct any of its business or operations at or out of offices or locations other than those set forth in this Agreement, or if it changes the location of its chief executive office or the address at which it maintains its books and records.

9.15         Further Assurances.  Borrower shall at any time or from time to time upon request of Lender take such steps and execute and deliver such Financing Statements and other documents all in the form of substance satisfactory to Lender relating to the creation, validity or perfection of the security interests provided for herein, under the UCC or which are reasonably necessary to effectuate the purposes and provisions of this Agreement. Borrower  shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) the prompt (but in no event later than three (3) Business Days following Lender’s request therefor) delivery to Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Securities owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Lender’s interest in Collateral at Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and/or Lender’s respective and several interests in the Collateral.

9.16         Indemnification.  Borrower shall indemnify, protect, defend and save harmless Lender, as well as Lender's directors, officers, trustees, employees, agents, attorneys, members and shareholders (hereinafter referred to collectively as the “Indemnified Parties” and individually as an “Indemnified Party”) from and against (a) any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, by third parties (including, without limitation, claims of brokers and finders), including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loans, the transactions contemplated herein and the Loan Documents, and (b) any and all losses, damages, expenses or liabilities sustained by Lender in connection with any Environmental Liabilities and Costs, except in the case of (a) or (b), to the extent any such losses, damages, expenses or liabilities, suits, claims or demands result from the gross negligence or willful misconduct of Lender as determined by a final order of the Bankruptcy Court. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, the Indemnified Party against whom such action was brought shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement.  Upon reasonable determination made by the Indemnified Party, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof; provided, however, that the Indemnified Party shall pay the costs and expenses incurred in connection with the employment of separate counsel.  Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with Borrower’s consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment, except as otherwise provided above. The provisions of this Section shall survive the termination of this Agreement and the final repayment of the Obligations.

9.17         Additional Covenants.  The terms and provisions of Section 8 of the Loan Agreement Schedule are incorporated herein by reference and made a part hereof.

SECTION 10.  NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

10.1           Change of Control; No Creation of Subsidiaries.  Borrower will not consolidate with, merge with, or acquire the stock or a material portion of the assets of any person, firm, joint venture, partnership, corporation, or other entity, whether by merger, consolidation, purchase of stock or otherwise if any such action results in a Change of Control (as defined below). Borrower will not create or permit to exist any Subsidiary unless such new Subsidiary is a wholly-owned Subsidiary and is designated by Lender as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation required by Lender, including, without limitation, to grant to Lender a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations.  In addition, Borrower will not acquire a material portion of the assets of any entity in a manner that is not addressed by the foregoing provisions of this Section 10.1 if such action would impair Lender’s rights hereunder or in the Collateral.

A “Change of Control” shall be deemed to have occurred if:

(i)           any “Person,” which shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act, other than Persons that are holders of voting securities  of the Borrower as of the date of the execution of this Agreement, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Borrower representing 50% or more of the combined voting power of Borrower’s then outstanding voting securities;

(ii)           individuals, who at the Closing Date constitute the Board of Directors  or the managers of Borrower, and any new director or manager whose election by the Board of Directors or managers of Borrower, or whose nomination for election by Borrower’s equity holders, was approved by a vote of at least one-half (1/2) of the directors or managers then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors or managers of Borrower;

(iii)           the stockholders or members of Borrower approve (I) a plan of complete liquidation of Borrower or (II) the sale or other disposition by Borrower of all or substantially all of Borrower’s assets; or

(iv)           a merger or consolidation of Borrower with any other entity is consummated, other than:

(A)
a merger or consolidation which results in the voting securities of Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity's outstanding voting securities immediately after such merger or consolidation; or

(B)
a merger or consolidation which would result in the directors or managers of Borrower (who were directors or managers immediately prior thereto) continuing to constitute more than 50% of all directors or managers of the surviving entity immediately after such merger or consolidation.

In this paragraph (iv), “surviving entity” shall mean only an entity in which all of Borrower’s equity holders immediately before such merger or consolidation (determined without taking into account any equity holders properly exercising appraisal or similar rights) become equity holders by the terms of such merger or consolidation, and the phrase “directors or managers of Borrower (who were directors or managers immediately prior thereto)” shall include only individuals who were directors or managers of Borrower at the Closing Date.

10.2           Disposition of Assets or Collateral.  Borrower will not sell, lease, transfer, convey, or otherwise dispose of any or all of its assets or Collateral, other than the sale of Inventory in the ordinary course of business or the sale of Equipment in accordance with Section 5.4(e) hereof.

10.3           Other Liens.  Borrower will not incur, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except for (a) those Liens in favor of Lender created by this Agreement and the other Loan Documents; and (b) the Permitted Encumbrances.

10.4           Other Liabilities.  Borrower will not incur, create, assume, or permit to exist, any Indebtedness or liability on account of either borrowed money or the deferred purchase price of property, except (i) Obligations to Lender, (ii) debt expressly subordinated to Borrower’s Obligations to Lender pursuant to a subordination agreement in form and substance satisfactory to Lender or (iii) Indebtedness incurred in connection with any of the Permitted Encumbrances.

10.5           Payment of Claims.  Prior to the date on which all obligations have been fully and indefeasibly paid and satisfied, Borrower shall not pay any administrative expenses except (i) Obligations due and payable, (ii) administrative expense incurred in the ordinary course of Borrower’s Business as contemplated by this Agreement and the Budget, and (iii) allowed professional fees and expenses approved by the Bankruptcy Court, provided, that, after an Event of Default, such allowed professional fees and expenses approved by the Bankruptcy Court shall be subject to the Carve-Out.

10.6           Loans.  Borrower will not make any loans to any Person, other than advances to employees of Borrower in the ordinary course of business, with outstanding advances to any employee not to exceed $4,000 in the aggregate at any time.

10.7           Guaranties.  Borrower will not assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.8           Transfers of Notes or Accounts.  Borrower will not sell, assign, transfer, discount or otherwise dispose of any Accounts or any promissory note payable to Borrower, with or without recourse.

10.9           Dividends.  Borrower will not declare or pay any cash dividend, make any distribution on, redeem, retire or otherwise acquire directly or indirectly, any of its Equity Interests without the prior written consent of Lender.

10.10         Payments to Affiliates.  Except as set forth in Section 10.10 of the Borrower’s Disclosure Schedule, or as otherwise approved by Lender in writing in advance, Borrower shall not make any payments of cash or other property to any Affiliate.

10.11         Modification of Documents.  Borrower will not change, alter or modify, or permit any change, alteration or modification of its Organizational Documents in any manner that might adversely affect Lender’s rights hereunder as a secured lender or its Collateral without Lender's prior written consent.

10.12         Change Business or Name.  Borrower will not engage in any business other than the Business, or change its names as it appears in the official filings of its state of organization.

10.13         Settlements.  Other than in the ordinary course of its business, Borrower will not compromise, settle or adjust any claims in any amount relating to any of the Collateral, without the prior written consent of Lender.

SECTION 11. EVENTS OF DEFAULT.

The occurrence of any of the following shall constitute an event of default (hereinafter referred to as an “Event of Default”):

11.1           Failure to Pay.  The failure by Borrower to pay, when due, (a) any payment of principal, interest or other charges due and owing to Lender pursuant to any obligations of Borrower to Lender including, without limitation, those Obligations arising pursuant to this Agreement or any Loan Document, or under any other agreement for the payment of monies then due and payable to Lender, or (b) any taxes due to any Governmental Authority from and after the Petition Date.

11.2           Failure of Insurance.  Failure of one or more of the insurance policies required hereunder to remain in full force and effect; failure on the part of Borrower to pay or cause to be paid all premiums when due on the insurance policies pursuant to this Agreement; failure on the part of Borrower to take such other action as may be requested by Lender in order to keep said policies of insurance in full force and effect until all Obligations have been indefeasibly paid in full; and failure on the part of Borrower to execute any and all documentation required by the insurance companies issuing said policies to effectuate said assignments.

11.3           Failure to Perform.  Borrower’s failure to perform or observe any covenant, term or condition of this Agreement or in any other Loan Document.

11.4           Cross Default.  Borrower’s default under any agreement or contract with a third party from and after the Petition Date which default would result in an aggregate liability to the Borrower in in excess of $1,500.

11.5           False Representation or Warranty.  Borrower shall have made any statement, representation or warranty in this Agreement or in any other Loan Document to which Borrower is a party or in a certificate executed by Borrower incident to this Agreement, which is at any time found to have been false in any material respect at the time such representation or warranty was made.

11.6           Surcharge of Lender or Collateral.  The filing by Borrower of any motion or proceeding that could reasonably be expected  to result in impairment of Lender’s rights under this Agreement, including any motion to surcharge the Lender or the Collateral under Section 506(c) of the Bankruptcy Code.

11.7           Claims Against Lender.  The filing of a motion by the Borrower seeking to challenge the Lender’s Liens under the Loan Documents or otherwise commencing any cause of action against the Lender.

11.8           Judgments; Levies.  Judgments or attachments aggregating in excess of $10,000 at any given time are obtained against Borrower which remain unstayed for a period of ten (10) days or are enforced.

11.9           Change in Condition.  There occurs any event or a change in the condition or affairs, financial or otherwise, of Borrower which, in the reasonable opinion of Lender, impairs Lender's security or the ability of Borrower to discharge its obligations hereunder or any other Loan Document or which impairs the rights of Lender in Borrower’s Collateral.

11.10         Environmental Claims.  Lender determines that any Environmental Liabilities and Costs or Environmental Lien with respect to Borrower will have a potentially adverse effect on the financial condition of Borrower or on the Collateral.

11.11         Failure to Notify.  If at any time Borrower fails to provide Lender immediately with notice or copies, if written, of all complaints, orders, citations or notices with respect to environmental, health or safety complaints.

11.12         Failure to Deliver Documentation.  Borrower shall fail to obtain and deliver to Lender any other documentation required to be signed or obtained as part of this Agreement, or shall have failed to take any reasonable action requested by Lender to perfect, protect, preserve and maintain the security interests and Lien on the Collateral provided for herein.

11.13         Change of Control.  Borrower undergoes a Change of Control.

11.14         Dissolution; Maintenance of Existence.  Borrower is dissolved, or Borrower fails to maintain its corporate existence in good standing, or the usual business of Borrower ceases or is suspended in any respect.

11.15         Indictment.  The indictment of Borrower or any director or Responsible Officer of Borrower under any criminal statute, or commencement of criminal or civil proceedings against  Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any portion of the property of Borrower.

11.16         Tax Liens.  The filing of a Lien for any unpaid taxes filed by any Governmental Authority against Borrower or any of its assets.

11.17         Challenge to Validity of Loan Documents.  Borrower attempts to terminate, or challenges the validity of, or its liability under, this Agreement or any other Loan Document, or any proceeding shall be brought to challenge the validity, binding effect of any Loan Document, or any Loan Document ceases to be a valid, binding and enforceable obligation of Borrower.

11.18         Other Events of Default.  Any events and/or occurrences set forth on Section 9 of the Loan Agreement Schedule.

11.19         Entry of Final Financing Order.  The Final Financing Order has not been entered by the Bankruptcy Court on or before October 15, 2012.

11.20         Exclusive Periods.  Expiration or termination of Borrower’s exclusive periods to file and confirm a plan of reorganization.

11.21         Financing Orders Modification.  The Borrower (except following the Lender’s prior written request or with the Lender’s prior written consent, which consent shall not be implied from any other action, inaction or acquiescence of the Lender) shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating or amending the Financing Orders or any of the Loan Documents.

11.22         Plan of Reorganization.  The Borrower shall file, or any other Person shall obtain Bankruptcy Court approval of a disclosure statement or a plan of reorganization which does not provide for the full, final and irrevocable payment of all Obligations of the Borrower to the Lender upon the effectiveness of such plan, unless the Lender has expressly joined in or consented to such plan in writing.

11.23         Claim or Lien Allowance.  The Borrower shall file any motion or application, or the Bankruptcy Court allows the motion or application of any other Person, which seeks approval for the allowance of any claim, lien, security interest ranking equal or senior in priority to the claims or Liens granted to Lender under the Financing Orders or the Loan Documents or any such equal or prior claim, lien or security interest shall be established in any manner.

11.24         Financing Orders Effectiveness.  Either of the Financing Orders shall cease to be in full force and effect after the date of entry thereof (whether due to modification, reversal, revocation, remand, stay rescission, vacation, amendment of otherwise).

11.25         Conversion or Dismissal of Chapter 11 Case.  The entry of an order converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or dismissing the Chapter 11 Case.

11.26         Appointment of Trustee.  A custodian or a trustee or examiner with special powers is appointed pursuant to Section 1104 of the Bankruptcy code for the Borrower or any of its properties.

11.27         Adequate Protection to Creditors.  If any creditor of the Borrower receives any adequate protection payment which is not fully acceptable to Lender in its sole discretion; or any Lien is granted as adequate protection other than as set forth in the Financing Orders.

11.28         Automatic Stay Lift.  The entry of an order by the Bankruptcy Court (i) which provides relief from the automatic stay otherwise imposed by Section 362 of the Bankruptcy Code with respect to any Material Contract, (ii) allowing a third party to proceed against any material assets of Material Contracts of the Borrower, (iii) staying or otherwise prohibiting the prosecution of any enforcement action by Lender, or (iv) otherwise affecting the Liens, claims, rights and remedies of Lender.

SECTION 12. REMEDIES.

12.1           Remedies.  After the occurrence of an Event of Default and upon five (5) Business Days’ notice to the Borrower, the Pre-Petition Lender and any official committee appointed in the Chapter 11 Case, and provided, that, the Borrower fails to cure the Event of Default prior to the expiration of the aforesaid five (5) Business Days’ notice, Lender may exercise any or all of the following rights and remedies in its sole discretion, and the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed lifted or modified to the extent necessary to allow Lender to take the actions described in this Section, or under any of the Loan Documents, without further notice or a hearing, and the Borrower waives all rights with respect to such action by Lender:

(a)           Lender shall have all rights and remedies provided in this Agreement, any of the other Loan Documents, the UCC or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except the notice as is expressly provided for in the introductory paragraph of this Section 12.1.  All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine.  Without limiting the foregoing, Lender may (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) notify Account Debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (vi) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the Account Debtor or other obligor, without affecting any of the Obligations, and (vii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.  If any of the Collateral or other security for the Obligations is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice.  In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(b)           Lender may apply the proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Lender may elect, whether or not then due.  Borrower shall remain liable to Lender for the payment on demand of any deficiency together with interest at the Default Interest Rate and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

(c)           Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes and Liens at any time levied on or existing with respect to the Collateral, and pay any amount, incur any expense or perform any act which, in Lender's sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  Such amounts paid by Lender shall be repayable by Borrower on demand and added to the Obligations, with interest payable thereon at the Default Interest Rate. Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

(d)           Lender and Lender’s agents shall have the right to utilize any of Borrower’s customer lists, registered names, trade names or trademarks to publicly advertise the sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral and Borrower will be deemed to have waived and voided any confidentiality agreements by and between Borrower and Lender.

(e)           Lender may seek the appointment of a Chapter 11 trustee and have an expedited hearing with respect to such request, on not less than five (5) Business Days’ notice, subject to the Bankruptcy Court’s calendar.

12.2        Set-off.  Lender shall have the right, immediately and without notice of other action, to set-off against any of Borrower’s liabilities to Lender any money or other liability owed by Lender or any Affiliate of Lender (and such Affiliate of Lender is hereby authorized to effect such set-off) in any capacity to Borrower, whether or not due, and Lender or such Affiliate shall be deemed to have exercised such right of set-off and to have made a charge against any such money or other liability immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto.  The right of set-off granted hereunder shall be effective irrespective of whether Lender shall have made demand under or in connection with the Loans.  None of the rights of Lender described in this Section are intended to diminish or limit in any way Lender's or Affiliates of Lender's common-law set-off rights.

12.3        Costs and Expenses.  Borrower shall be liable for all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, incurred by Lender by reason of the occurrence of any Event of Default or the exercise of Lender's remedies with respect thereto, each of which shall be repayable by Borrower on demand with interest at the Default Interest Rate, and added to the Obligations.

12.4        No Marshalling.  Lender shall be under no obligation whatsoever to proceed first against any of the Collateral or other property which is security for the Obligations before proceeding against any other of the Collateral.  It is expressly understood and agreed that all of the Collateral or other property which is security for the Obligations stands as equal security for all Obligations, and that Lender shall have the right to proceed against any or all of the Collateral or other property which is security for the Obligations in any order, or simultaneously, as in its sole and absolute discretion it shall determine.  It is further understood and agreed that Lender shall have the right, to sell any or all of the Collateral or other property which is security for the Obligations in any order or simultaneously, as Lender shall determine in its sole and absolute discretion.

12.5        No Implied Waivers; Rights Cumulative.  No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Event of Default or as an acquiescence therein.  No right, remedy, power or privilege conferred on or reserved to Lender hereunder or under any other Loan Document or otherwise is intended to be exclusive of any other right, remedy, power or privilege.  Each and every right, remedy, power or privilege conferred on or reserved to Lender under this Agreement or under any of the other Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Lender and may be exercised by Lender at such time or times and in such order and manner as Lender shall (in its sole and complete discretion) deem expedient.

SECTION 13. OTHER RIGHTS OF LENDER.

13.1        Collections.  Borrower hereby authorizes Lender to, and Lender shall make such arrangements as it shall deem necessary or appropriate to, collect the Accounts and any other monetary obligations included in, or proceeds of, the Collateral at any time whether or not an Event of Default has occurred.  Borrower shall, at Borrower’s expense and in the manner requested by Lender from time to time, direct that remittances and all other proceeds of accounts and other Collateral up to the amount of the then-current Obligations shall be (a) remitted in kind to Lender,  (b) sent to a post office box designated by and/or in the name of Lender, or in the name of Borrower, but as to which access is limited to Lender and/or (c) deposited into a bank account maintained in the name of Lender and/or a blocked bank account under arrangements with the depository bank under which all funds deposited to such blocked bank account are required to be transferred solely to Lender.  In connection therewith, Borrower shall execute such post office box and/or blocked bank account agreements as Lender shall specify.

13.2        Repayment of Obligations.  All Obligations shall be payable at Lender's office set forth below or at a bank or such other place as Lender may expressly designate from time to time for purposes of this Section.  Lender shall apply all proceeds of Accounts or other Collateral received by Lender and all other payments in respect of the Obligations to the Loans whether or not then due or to any other Obligations then due, in whatever order or manner Lender shall determine.

13.3        Lender Appointed Attorney-in-Fact.

(a)           Borrower hereby irrevocably constitutes and appoints Lender, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in its place and stead and in its name or otherwise, from time to time in Lender's discretion, at Borrower’s sole cost and expense, to take any and all appropriate action and to execute and deliver any and all documents and instruments which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limiting the generality of the foregoing: (i) at any time any of the Obligations are outstanding, (A) to transmit to Account Debtors, other obligors or any bailees notice of the interest of Lender in the Collateral or request from Account Debtors or such other obligors or bailees at any time, in the name of Borrower or Lender or any designee of Lender, information concerning the Collateral and any amounts owing with respect thereto, (B) to execute in the name of Borrower and file against Borrower in favor of Lender Financing Statements or amendments with respect to the Collateral, or record a copy or an excerpt hereof in the United States Copyright Office or the United States Patent and Trademark Office and to take all other steps as are necessary in the reasonable opinion of Lender under applicable law to perfect the security interests granted herein, and (C) to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral; and (ii) after and during the continuation of an Event of Default, (A) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (B) to notify Account Debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (C) to change the address for delivery of mail to Borrower and to receive and open mail addressed to Borrower, (D) take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the Collateral, (E) to obtain and adjust insurance required pursuant to this Agreement and to pay all or any part of the premiums therefor and the costs thereof, and (F) to extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the Account Debtor or other obligor, without affecting any of the Obligations.

(b)           Borrower hereby ratifies, to the extent permitted by law, all that Lender shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Agreement.  The powers of attorney granted pursuant to this Agreement are each a power coupled with an interest and shall be irrevocable until the Obligations are paid indefeasibly in full.

13.4        Release of Lender.  Borrower hereby releases and exculpates Lender, its officers, partners, members, directors, employees, agents, representatives and designees, from any liability arising from any acts or occurrence under this Agreement or in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for gross negligence or willful misconduct as determined by a final and non-appealable order from a court of competent jurisdiction.  In no event will Lender have any liability to Borrower for lost profits or other special or consequential damages.

13.5        Uniform Commercial Code.  At all times prior and subsequent to an Event of Default hereinafter, Lender shall be entitled to all the rights and remedies of a secured party under the UCC with respect to all Collateral.

13.6        Preservation of Collateral.  At all times prior and subsequent to an Event of Default hereinafter, Lender may (but without any obligation to do so) take any and all action which in its sole and absolute discretion is necessary and proper to preserve its interest in the Collateral consisting of Accounts, including without limitation the payment of debts of Borrower which might, in Lender's sole and absolute discretion, impair the Collateral or Lender's security interest therein, and the sums so expended by Lender shall be secured by the Collateral, shall be added to the amount of the Obligations due Lender and shall be payable on demand with interest at the rate applicable to the Loans set forth in Section 3.1 hereof from the date expended by Lender until repaid by Borrower.  After written notice by Lender to Borrower and automatically, without notice, after an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time of payment of any Accounts, (b) compromise or settle any Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor or other person liable for the payment of any of the Accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

13.7        Lender's Right to Cure.  In the event Borrower shall fail to perform any of its Obligations hereunder or under any other Loan Document, then Lender, in addition to all of its rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of Borrower. Such costs and expenses shall be added to the amount of the Obligations due Lender, and Borrower shall promptly reimburse Lender for such amounts together with interest at the Default Interest Rate from the date such sums are expended until repaid by Borrower.

13.8        Inspection of Collateral.  From time to time as requested by Lender, Lender or its designee shall have access, (a) prior to an Event of Default, at the sole expense of Borrower, during reasonable business hours to all of the premises where Collateral is located for the purpose of inspecting the Collateral and to all of Borrower’s Collateral, and all of books and records of Borrower, and Borrower shall permit Lender or Lender’s designees to make copies of such books and records or extracts therefrom as Lender may request, and (b) on or after an Event of Default subject to the provisions of the introductory paragraph of Section 12.1, at the sole expense of Borrower, at any time, to all of the premises where Collateral is located for the purposes of inspecting, disposing and realizing upon the Collateral, and all Borrower’s books and records, and Borrower shall permit Lender or its designee to make such copies of such books and records or extracts therefrom as Lender may request.  Without expense to Lender, Lender may use such of Borrower’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Lender, in its sole discretion, deems appropriate.  Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower’s expense all financial information, books and records, work papers, management reports and other information in its possession regarding Borrower.

SECTION 14. PROVISIONS OF GENERAL APPLICATION.

14.1        Waivers.  Borrower waives demand, presentment, notice of dishonor or protest and notice of protest of any instrument of Borrower or others which may be included in the Collateral.

14.2        Survival.  All covenants, agreements, representations and warranties made by Borrower herein or in any other Loan Document or in any certificate, report or instrument contemplated hereby shall survive any independent investigation made by Lender and the execution and delivery of this Agreement, and such certificates, reports or instruments and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitations to the contrary notwithstanding.

14.3        Notices.  All notices, requests and demands to or upon the respective parties hereto shall be in writing and either (a) delivered by registered or certified mail, (b) delivered by hand, or (c) delivered by national overnight courier service with next Business Day delivery, and shall be deemed to have been duly given or made  (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) one (1) Business Day after deposit with a national overnight courier with all charges prepaid, or (iii) when hand-delivered.  All notices, requests and demands are to be given or made to the respective parties at the addresses set forth on Section 11 of the Loan Agreement Schedule (or to such other addresses as either party may designate by notice in accordance with the provisions of Section 11 of the Loan Agreement Schedule).

14.4        Amendments; Waiver of Defaults.  The terms of this Agreement shall not be amended, waived, altered, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by Lender and Borrower.  Any default or Event of Default by Borrower may only be waived by a written instrument specifically describing such default or Event of Default and signed by the Lender.

14.5        Binding on Successors.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Borrower may not assign any of its rights or obligations under this Agreement or the other Loan Documents to any Person without the prior written consent of Lender.

(b)           Lender may assign any or all of the Obligations together with any or all of the security therefor to any Person and any such assignee shall succeed to all of Lender’s rights with respect thereto.  Lender shall notify Borrower of any such assignment. Upon such assignment, Lender shall have no further obligations under the Loan Documents.  Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant.

14.6        Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7        Publicity.  Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into by and between Borrower and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

14.8        Section or Paragraph Headings.  Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

14.9        APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, THE LAWS OF WHICH THE BORROWER HEREBY EXPRESSLY ELECTS TO APPLY TO THIS AGREEMENT, WITHOUT GIVING EFFECT TO PROVISIONS FOR CHOICE OF LAW THEREUNDER.  THE BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

14.10      WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER, LENDER OR ITS SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL.  IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN BORROWER AND LENDER.  BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

14.11      CONSENT TO JURISDICTION.  THE BANKRUPTCY COURT SHALL HAVE JUSRISDICTION WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO.  IN THE EVENT THE BANKRUPTCY COURT DOES NOT HAVE OR FAILS TO EXERCISE JURISDICTION WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, THE PARTIES HERETO HEREBY (I) CONSENT TO PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN AUSTIN, TEXAS, (II) WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT, (III) AGREE THT ANY LITIGATION INITIATED BY LENDER SHALL BE VENUED IN EITHER THE STATE OR FEDERAL COURTSLOCAED IN AUSTIN, TEXAS, AND (IV) AGREE THAT A FINAL JUDGMENT IN ANY SUIT ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMNENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  IN ANY SUCH ACTION OR PROCEEDING, BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT ITS OFFICES SET FORTH HEREIN OR OTHER ADDRESS THEREOF OF WHICH LENDER HAS RECEIVED NOTICE AS PROVIDED IN THIS AGREEMENT.  NOTWITHSTANDING THE FOREGOING, BORROWER CONSENTS TO THE COMMENCEMENT BY LENDER OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE LENDER’S RIGHTS AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING.

14.12      Entire Agreement.  This Agreement, the other Loan Documents, any supplements or amendments hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith contains the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.13      Waiver of Right to Obtain Alternative Financing. In consideration of the Loans to be made to the Borrower by the Lender, Borrower hereby further waives any right it may have to obtain an order by the Bankruptcy Court authorizing the Borrower to obtain financing pursuant to Section 364 of the Bankruptcy Code from any person other than the Lender, unless such financing would result in all of the Obligations to the Lender being indefeasibly paid in full on or before the Maturity Date.

14.14      Counterparts.  This Agreement may be executed in counterparts and by facsimile or other electronic signatures, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:

VALENCE TECHNOLOGY, INC.

By:	/s/ Donald Gottschalk
Donald Gottschalk,
Acting Chief Financial Officer

LENDER:

GEMCAP LENDING I, LLC

By:	/s/ Richard Ellis
Richard Ellis,
Co-President

[SIGNATURE PAGE OF DEBTOR-IN POSSESSION LOAN AND SECURITY AGREEMENT]

Exhibit 1.86

SECURED PROMISSORY NOTE

Up to $10,000,000	September ___, 2012

FOR VALUE RECEIVED, the undersigned, VALANCE TRECHNOLOGY, INC., a Delaware corporation and a debtor-in-possession with its principal place of business at 12303 Technology Boulevard, Suite 950, Austin, TX 78727 (“Borrower”) hereby unconditionally promises to pay to the order of GEMCAP LENDING I, LLC, a Delaware limited liability company with offices at 24955 Pacific Coast Highway, Suite A202, Malibu, CA 90265 (together with its successors and assigns, “Lender”), on or before the Maturity Date, the principal sum of up to Ten Million Dollars ($10,000,000) in accordance with this Secured Promissory Note (this “Note”), the Debtor-in-Possession Loan and Security Agreement, of even date herewith, entered into by and between Borrower and Lender (as amended from time to time, the “Loan Agreement”) and the other Loan Documents.  Capitalized terms used herein and not defined herein have the meanings given to them in the Loan Agreement.

INTEREST; AMORTIZATION; DUE DATE:  Interest on the unpaid principal balance of Advances shall be computed on the basis of the actual number of days elapsed and a year of 360 days, and shall accrue as follows (i) interest on the unpaid principal balance of Advances based on Eligible Accounts, including interest charges for Collection Days, shall accrue at the rate of fourteen and one-half percent (14.5%) per annum, (ii) interest on the unpaid principal balance of Advances based on Eligible Inventory shall accrue at the rate of fourteen and one-half percent (14.5%) per annum and (iii) interest on the face amounts of each outstanding Letter of Credit and any outstanding Reimbursement Obligations shall accrue at the rate of fourteen and one-half percent (14.5%) per annum from the date such Letters of Credit are issued and from the date Borrower incurs such Reimbursement Obligations, as applicable.  All accrued interest on the Loans, including interest charges for Collection Days, shall be due and payable in arrears monthly on the first Business Day of each month.

Interest on the unpaid principal balance of Revolving Loans shall be payable by Borrower in arrears (x) prior to the Maturity Date, on the first Business Day of each calendar month, commencing October 1, 2012, (y) in full on the Maturity Date, and (z) on demand after the Maturity Date.  Following an Event of Default, interest on the unpaid principal balance hereunder shall accrue at a rate per annum equal to Eighteen Percent (18%).

Subject to the prepayment provisions hereof, Borrower may borrow, repay and reborrow Loans, as set forth in the Loan Agreement.

The entire principal balance of this Note then outstanding, plus any accrued and unpaid interest thereon, plus unpaid fees together with all penalties and late payment fees, if any, shall be due and payable on the Maturity Date pursuant to the terms of the Loan Agreement and the other Loan Documents.  Prior to the Maturity Date, Borrower may voluntarily prepay this Note, provided, however, that, (i) such prepayment is no less than the amount of the then-outstanding Obligations, including, without limitation, the aggregate principal sum of all Revolving Loans and Reimbursement Obligations and all accrued and unpaid interest thereon, (ii) as part of such prepayment, Borrower shall pay Lender all other amounts due to Lender pursuant to this Note, the Loan Agreement and the other Loan Documents, and (iii) in the event Borrower makes such prepayment on or before February 13, 2013, then Borrower shall pay to Lender an amount equal to the Loan Prepayment Fee.  The Loan Prepayment Fee is intended to compensate Lender for committing and deploying funds for Borrower’s Loans pursuant to the Loan Agreement and for Lender’s loss of investment of such funds in connection with such early termination, and is not intended as a penalty.  The Loan Prepayment Fee also shall be due and payable by Borrower to Lender if Lender accelerates the payment of the Obligations on or before February 13, 2013 due to the occurrence of an Event of Default.

PAYMENT AND COLLECTION:  In order to satisfy Borrower’s payment of amounts due under the Loans and all fees, expenses and charges with respect thereto that are due and payable under this Note, the Loan Agreement and the other Loan Document, Borrower hereby irrevocably authorizes Lender to initiate manual and automatic electronic (debit and credit) entries through the Automated Clearing House or other appropriate electronic payment system (“ACH”) to all deposit accounts maintained by Borrower, wherever located. At the request of Lender,  Borrower shall complete, execute and deliver to the institution set forth below (with a copy to the Lender) an ACH agreement, voided check, information and/or direction letter reasonably necessary to so instruct Borrower’s depository institution.  Borrower (i) shall maintain in all respects this ACH arrangement; (ii) shall not change depository institutions without Lender’s prior written consent, and if consent is received, shall immediately execute similar ACH instruction(s), and (iii) waive any and all claims for loss or damage arising out of debits or credits to/from the depository institution, whether made properly or in error.  Borrower has communicated with and instructed the institution set forth below:

Bank Name:
Address:
ABA#:
Account #:
Phone:
Fax:
Reference:

MAXIMUM RATE OF INTEREST:  It is intended that the rates of interest herein shall never exceed the maximum rate, if any, which may be legally charged on the Loans evidenced by this Note, the Loan Agreement and the other Loan Documents (the “Maximum Rate”), and if the provisions for interest contained in this Note, the Loan Agreement or the other Loan Documents would result in a rate higher than the Maximum Rate, interest shall nevertheless be limited to the Maximum Rate and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the option of Lender, returned to Borrower.

PLACE OF PAYMENT; NOTICES:  All payments hereon shall be made to Lender at the address designated in the Loan Agreement, or to such other place as Lender may from time to time direct by written notice to Borrower.  All notices, requests and demands shall be in writing and shall be given as set forth in, and in accordance with, the Loan Agreement.

APPLICATION OF PAYMENTS:  All payments received hereunder shall be applied in accordance with the provisions of the Loan Agreement and the Loan Agreement Schedule.

PAYMENT AND COLLECTION:  All amounts payable hereunder are payable by check or wire transfer in immediately available funds to the account number specified by Lender, in lawful money of the United States.  At Lender’s option, Lender may charge the Borrower’s account for the interest accrued hereunder. Borrower agrees to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing the indebtedness evidenced hereby.

SECURITY:  This Note is issued pursuant to the Loan Agreement and is secured by a pledge of the Collateral as described in the Loan Agreement and the other Loan Documents.  Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Note are full recourse obligations of Borrower to which Borrower pledges its full faith and credit.

DEFAULTS; REMEDIES:  Upon the occurrence of an Event of Default, the Lender shall have all of the rights and remedies set forth in the Loan Agreement and the other Loan Documents.

The failure to exercise any of the rights and remedies set forth in the Loan Agreement or the other Loan Documents shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same event or any other event.  The acceptance by Lender of any payment which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights and remedies at that time or at any subsequent time or nullify any prior exercise of any such rights and remedies without the express consent of Lender, except as and to the extent otherwise provided by law.

WAIVERS:  Borrower waives demand for payment, presentment for payment, protest, notice of protest, dishonor and nonpayment of this Note.

TERMINOLOGY:  Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note.

LOAN AGREEMENT:  Reference is made to the Loan Agreement and the Loan Agreement Schedule for provisions as to the Loans, rates of interest, Collateral, acceleration and release matters.  If there is any conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

HEADINGS:  Section and paragraph headings are for convenience only and shall not be construed as part of this Note.

APPLICABLE LAW: THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, THE LAWS OF WHICH BORROWER HEREBY EXPRESSLY ELECTS TO APPLY TO THIS NOTE, WITHOUT GIVING EFFECT TO PROVISIONS FOR CHOICE OF LAW THEREUNDER.  BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING OUT OF THIS NOTE SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THE LOAN AGREEMENT.

WAIVER OF JURY TRIAL:   TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND LENDER OR THEIR SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL.  IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN BORROWER AND LENDER.  BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH RESPECT TO THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

CONSENT TO JURISDICTION:   THE BANKRUPTCY COURT SHALL HAVE JUSRISDICTION WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO.  IN THE EVENT THE BANKRUPTCY COURT DOES NOT HAVE OR FAILS TO EXERCISE JURISDICTION WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS NOTE, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, THE PARTIES HERETO HEREBY (I) CONSENT TO PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN AUSTIN, TEXAS, (II) WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT, (III) AGREE THT ANY LITIGATION INITIATED BY LENDER SHALL BE VENUED IN EITHER THE STATE OR FEDERAL COURTSLOCAED IN AUSTIN, TEXAS, AND (IV) AGREE THAT A FINAL JUDGMENT IN ANY SUIT ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMNENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  IN ANY SUCH ACTION OR PROCEEDING, BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT OR OTHER PROCESS AND PAPERS THEREIN AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT ITS OFFICES SET FORTH HEREIN OR OTHER ADDRESS THEREOF OF WHICH LENDER HAS RECEIVED NOTICE AS PROVIDED IN THE LOAN AGREEMENT.  NOTWITHSTANDING THE FOREGOING, BORROWER CONSENTS TO THE COMMENCEMENT BY LENDER OF ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER JURISDICTION TO ENFORCE LENDER’S RIGHTS AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING

ASSIGNMENT:  Lender reserves the right to sell, assign, transfer, negotiate, or grant participation interests in all or any part of this Note, or any interest in Lender’s rights and benefits hereunder, provided, however, that any such assignment, transfer, negotiation or participation grant may only be made to a financial institution or such other entity whose principal business is investing in equity or securities, or providing financing.

LOST NOTE:  In the event of the loss, theft, destruction or mutilation of this Note, upon request of Lender and submission of evidence reasonably satisfactory to the Borrower of such loss, theft, destruction or mutilation, and, in the case of any such loss, theft, or destruction, upon delivery of a bond or indemnity reasonably satisfactory to Borrower, or in the case of any such mutilation, upon surrender and cancellation of this Note, Borrower will issue a new Note of like tenor as the lost, stolen, destroyed or mutilated Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Secured Promissory Note has been duly executed and delivered by the undersigned as of the day and year first above written.

BORROWER:

VALENCE TECHNOLOGY, INC.

By:

Name:

Title:

[SIGNATURE PAGE – SECURED PROMISSORY NOTE]